Click Here For Contents

As filed with the Securities and Exchange Commission on November 12, 2003

Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DDS TECHNOLOGIES USA, INC.
(Exact name of Registrant as specified in its charter)

3556 (Primary standard industrial classification code number)	Nevada (State or other jurisdiction of incorporation or organization)	13-4253546 (I.R.S. employer identification no.)

Ben Marcovitch
150 East Palmetto Park Road, Suite 510 Boca Raton, FL 33432 (561) 750-4450 (Address, including zip code, and telephone number of Registrant’s principal executive offices)		DDS Technologies USA, Inc. 150 East Palmetto Park Road, Suite 510 Boca Raton, FL 33432 (561) 750-4450 (Name, address, including zip code, and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: From time to time following the effective date of this Registration Statement

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.0001 par value	8,033,611	$7.40	$59,448,721.40	$4,809.41

(1) Estimated solely for the purpose of calculating the amount of the registration fee and, pursuant to Rule 457(f), based on the average of the high and low sale prices of the Common Stock, as reported on the OTC Bulletin Board on November 6, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Back to Contents

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED NOVEMBER 12, 2003

8,033,611 Shares

DDS TECHNOLOGIES USA, Inc.

Common Stock

This Prospectus covers 8,033,611 shares (the “Shares”) of Common Stock, $.0001 par value per share (“Common Stock”), of DDS Technologies USA, Inc. (the “Company” or “DDS”) that may be offered from time to time by certain stockholders of the Company (the “Selling Stockholders”). The Shares may be offered in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See “Plan of Distribution.”

Of the Shares and Shares issuable upon the exercise of warrants covered by this Prospectus, 1,407,048 were issued by the Company in private placement transactions, 4,746,505 were issued by the Company as part of the consideration in a business transaction, 535,000 Shares were issued for services to the Company and 1,345,058 Shares are issuable upon the exercise of warrants issued in connection with private placement transactions and services provided to the Company. The agreements for the private placements and the acquisition (the “Transaction Agreements”) granted certain registration rights to the Selling Stockholders. See “Selling Stockholders.”

Except for up to $9,733,972 payable upon exercise of warrants being registered hereunder, none of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Transaction Agreements provide for the Company to bear all expenses in connection with the registration and sale of the Shares, other than underwriting discounts and selling commissions. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We do not know when, how or if the Selling Stockholders intend to sell their shares of our Common Stock covered by this prospectus or what the price, terms or conditions of any sales will be. The Selling Stockholders may sell the shares at various times and in various types of transactions. See “Plan of Distribution” below. The prices at which the shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the Securities and Exchange Commission may, under certain circumstances, consider persons reselling any shares of our Common Stock and dealers or brokers handling a resale of shares of our Common Stock to be “underwriters” within the meaning of the Securities Act of 1933.

Our Common Stock trades on the OTC Bulletin Board under the symbol “DDSU.OB.” On October 31, 2003, the last reported sale price of our Common Stock on the OTC Bulletin Board was $7.40 per share. Application has been made to list the shares of Common Stock on the NASDAQ market.

Back to Contents

Certain factors that should be considered before buying shares of Common Stock are discussed in this Prospectus under the caption “Risk Factors” beginning on page 5. See “Risk Factors.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL THE SHARES NOR A SOLICITATION TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

______________, 2003

i

Back to Contents

WHERE YOU CAN FIND INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with those requirements, we file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Those reports and other information may be inspected at the SEC’s public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also obtain copies of any materials we have filed with the SEC from the SEC’s public reference facility at prescribed rates or by accessing those materials electronically from its home page on the Internet at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement. See “Incorporation of Documents by Reference.” Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington, D.C. or copied without charge from its website.

Unless otherwise indicated, the information in this Prospectus is as of October 24, 2003. We anticipate that changes will occur in our affairs after that date. We have not authorized anyone to give any information or to make any representations in connection with the sale of Shares by the Selling Stockholders, other than those contained in this Prospectus. If anyone gives you information or makes any representation not contained in this Prospectus, you should not rely on it as information we authorized.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the SEC, as described under “Where You Can Find More Information.”

OUR COMPANY

We are a Nevada corporation, the address of our principal executive office is 150 East Palmetto Park Road Suite 510 Boca Raton, Florida 33432, and our telephone number at that address is (561) 750-4450.

We hold the North, South and Central American, Caribbean (excluding Cuba) and African rights to the sale and distribution of dry disaggregation technology, permitting the dry separation of agricultural products which can be sorted according to various properties, and which may have applications across numerous industries.

Back to Contents

To date, we have entered into a letter of intent with Ingenio San Carlos S.A., one the largest sugar refiners in South America, for DDS to employ its proprietary technology process to convert Ingenio San Carlos’ biomass waste into consumable nutrients for sale to a variety of industries, a letter of intent with Florida’s Natural, a large orange juice processor to process orange pumice, and a joint venture agreement with Xethanol Corporation, a leader in the emerging biomass-to-ethanol industry. Under the terms of our ten-year renewable joint venture arrangement with Xethanol Corporation, we will utilize our proprietary technology process to convert municipal solid waste and other organic waste matters into starch and other consumable nutrients. The starch will be converted into fermentable sugar and used in the process of making ethanol. We are currently a development stage company with no revenues to date.

Our business commenced in July 2002 when our founders formed DDS Holdings, Inc. to acquire rights to the patented dry disaggregation system. The founders and our initial investors subsequently acquired control of Black Diamond Industries, Inc., a Florida corporation, in a reverse takeover transaction on November 14, 2002. Thereafter, Black Diamond Industries, Inc. reincorporated into Delaware and changed its name to DDS Technologies USA, Inc. (“DDS Delaware”). On May 30, 2003, the holders of approximately 88% of the outstanding shares of DDS Delaware exchanged their shares for shares representing approximately 91.24% of the shares of Fishtheworld Holdings, Inc., a Florida corporation, which then effected a reincorporation merger into the State of Nevada and changed the name of the corporation to DDS Technologies USA, Inc. (“DDS Nevada”). It is the intention of DDS Nevada’s management that DDS Nevada and DDS Delaware merge so that DDS Holdings will become a direct wholly-owned subsidiary of DDS Nevada and the holders of DDS Delaware will become stockholders of DDS Nevada. It is expected that this transaction will be completed in the first quarter of 2004, subject to regulatory compliance.

In this prospectus “company,” “we,” “us” and “our” refer to DDS Nevada and its subsidiaries, including DDS Delaware and DDS Holdings. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

THE OFFERING

Shares offered for Selling Stockholders’ account	8,033,611 shares(1)

Shares outstanding prior to and after this offering	20,883,361 shares(1)

Use of proceeds	We will not receive any proceeds from sales of the Shares offered by this prospectus. However, we will receive the proceeds from the exercise of the warrants by the Selling Stockholders, and those proceeds are expected to be used for our general corporate purposes. See “Use of Proceeds.”

(1)      Includes 1,345,058 shares issuable upon the exercise of warrants outstanding which are exercisable within 60 days after October 24, 2003.

Back to Contents

SELLING STOCKHOLDERS

The Shares of Common Stock being offered for resale by the Selling Stockholders pursuant to this prospectus may be offered by them in varying amounts and transactions so long as this prospectus is then current under the rules and regulations of the SEC and the registration statement has not been withdrawn by us. See “Selling Stockholders”. The offering may be completed through the facilities of the OTC Bulletin Board or such other exchange or reporting system where Shares of Common Stock may be traded.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Income Statement	For the Six Months Ended June 30, 2003	For the Two Months Ended December 31, 2002	For the Period From July 17, 2002 (Inception) Through October 31, 2002	For the Period From July 17, 2002 (Inception) Through June 30, 2003

Revenues	—	—	—	—
Operating Expenses	$1,667,043	$210,224	$197,580	$2,074,847
Net Loss	$(1,665,813)	$(210,224)	$(197,580)	$(2,073,617)
Net Loss Per Share – Basic and Diluted	$(0.10)	$(0.02)	$(0.02)
Weighted Average Number of Shares Outstanding – Basic and Diluted	15,981,526	14,277,091	10,799,965

Balance Sheet	June 30, 2003

License	$4,700,000
Total Assets	$4,738,195
Total Liabilities	$677,162
Stockholders’ Equity	$4,061,033

Back to Contents

RISK FACTORS

This offering and an investment in the shares of our Common Stock involve a high degree of risk. You should carefully consider the following factors and other information presented or incorporated by reference in this prospectus before deciding to invest in our Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business. If we do not successfully address any one or more of the risks described below, there could be a material adverse effect on our financial condition, operating results and business. We cannot assure you that we will successfully address these risks.

RISKS RELATED TO OUR BUSINESS

Development Stage Company

We are in the development stage and our proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise including the absence of an operating history. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of a new business and the competitive environment in which we will operate. We have had no operating revenues to date and there can be no assurance of future revenues. As a result of the start-up nature of our business and the fact that we will incur start-up expenses, we may be expected, at least initially, to sustain operating losses.

No Assurances of Revenue or Profitability

We anticipate that our primary sources of revenue will come from leasing equipment employing dry disaggregation system technology or from joint ventures employing such technology. There can be no assurance that we will be able to realize contracts with the target companies to provide our technology or products. Although we have two letters of intent and have an agreement in principle for our first purchase orders for machines, as of the date of this prospectus, no contracts have been executed by us that will provide a reasonable assurance of revenues.

Dependence on High Speed Fragmentation NV

We rely upon High Speed Fragmentation NV, or HSF, a Netherlands company, for continued licensing to us of their technology incorporating the patent pending dry disaggregation system (“Dry Disaggregation System”) to us pursuant to our contractual arrangements with them. Umberto Manola, who holds indirectly 45% of the outstanding shares of HSF, is on our Board of Directors.

The interest of HSF may differ from ours and yours and HSF could violate our agreements with them by, among other things, failing to continue to develop the technology or failing to continue to license to us in the jurisdictions we currently hold the rights to the sale and distribution of the technology.

Back to Contents

If HSF violates our agreements with them, we may have to resort to litigation to enforce our rights. The litigation could result in the disruption of our business, diversion of our resources and the incurrence of substantial costs.

We also rely upon HSF to continue to develop our Dry Disaggregation System technology to prosecute and protect our licensed patents, and to manufacture the equipment that will be leased or sold by us. However, research to develop and litigation to protect our licensed technology are time consuming and expensive. Furthermore, litigation to protect patents is ineffective in certain countries. If HSF fails to continue to develop their technology or protect related patents, there will be a material adverse effect on our financial condition and results in operations.

Need for Additional Capital

The development of our business may require significant additional capital in the future to, among other things, fund our operations, acquire machines to lease or employ in joint ventures and finance future acquisitions and investments. We have historically relied upon private sales of our equity to fund our operations. There can be no assurance, however, that these sources of financing, or alternative sources will be available on terms favorable to us, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions or additional financings unattractive to us. If we are unable to raise additional capital, our growth could be impeded.

Unproven Business Model

Our business plan, based on a new technology, is relatively unproven. The market for the Dry Disaggregation System is new. Our business plan depends upon obtaining revenues generated from market acceptance of the technology. The sale of equipment incorporating this technology is an unproven business. Many of our potential target customers may not have considered how dry disaggregation technology may benefit them. They may not find the technology beneficial to their businesses. To be successful, we must market the technology so that it achieves market acceptance by our targeted potential customers.

Future Sales of Our Common Stock

The market price of our Common Stock could decline as a result of sales of substantial amounts of our Common Stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of Common Stock. All of the shares of our Common Stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act. For more information, see “Shares Eligible for Future Sale.”

Of the 8,033,611 shares of Common Stock sold in this offering, there are 1,345,058 shares of Common Stock subject to the exercise of warrants currently exercisable within 60 days after October 24, 2003. These consist of 500,000 warrants to purchase our Common Stock, exercisable for a period ending April 21, 2008 at an exercise price of $6.50, 276,492 warrants to purchase our Common Stock, exercisable for a period ending June 29, 2006 at an exercise price of $7.00, and 568,566 warrants to purchase our Common Stock, exercisable for a period ending October 22, 2006 at an exercise price of $8.00.

Back to Contents

After this offering, we intend to register 3,000,000 shares of our Common Stock that are reserved for issuance upon the exercise of options granted or reserved for grant under our 2003 Stock Option Plan. Once we register these shares of our Common Stock, stockholders who are not insiders of the Company can sell them in the public market upon issuance, subject to any applicable lock-up agreements. As of October 24, 2003, 600,000 shares of our Common Stock were issuable upon the exercise of outstanding stock options, of which options to purchase 450,000 shares of our Common Stock are currently exercisable within 60 days after October 24, 2003 at an exercise price of $5.00 per share. As of October 24, 2003 the Company has 19,538,303 shares of Common Stock outstanding.

Dependence on Management, Need to Recruit Additional Personnel

To date, we have depended upon the efforts of Mr. Ben Marcovich, Ms. Kerin Franklin and Mr. Joseph Fasciglione, our chairman, chief operating officer and chief financial officer, respectively, and outside consultants. On October 31, 2003 we appointed Mr. Spencer Sterling to be our chief executive officer. Other than with Mr. Sterling and Ms. Franklin, we do not have any employment or other agreements with our key personnel, nor do we have any “key-person” insurance on them. In addition, if we are to be successful, we will need to recruit additional management depth as well as sales, marketing and technical personnel. While we believe that we will be able to recruit such personnel, we cannot provide any assurance to that effect.

Application of the Licensed Technology

Our success is based, in part, on our ability to discover new markets and applications of Dry Disaggregation System technology, which customers will want to employ. As a result, we continue to invest in market development in order to enable us to identify new markets and applications of the technology to meet consumer demands. Despite investments and efforts in this area, our development may not result in the discovery of new markets and applications, which will be accepted by our potential customers.

Volatility of Trading Market

The stock market in recent periods has experienced and continues to experience significant price and volume fluctuations, which have affected the market price of the stock of many companies and which have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations, as well as a shortfall in sales or earnings compared to securities analysts’ expectations, changes in analysts’ recommendations or projections or general economic and market conditions, may adversely affect the market price of our Common Stock.

Back to Contents

INDUSTRY RISK

Technological Advances by Competitors

We face competition due to technological advances by competitors employing alternative methods of processing byproducts of agricultural processes, however, to date we do not know of any competing technologies. Although the Dry Disaggregation System technology employs a unique process, many other companies have substantially greater resources than us and may develop competing technology using alternative processes.

In addition to maintaining our relationship with HSF and relying on them to continue developing the Dry Disaggregation System technology, in order to remain competitive we need to continue to strive to promote the advantages of the technology over others in the market. However, if a competitor introduces a competitively successful technology, it could have a material adverse effect on our business, results of operations or financial condition.

Agricultural Risk

Many of our potential customers for Dry Disaggregation System technology are in the agricultural industry, and thus, the demand for the technology is subject to a variety of agricultural risks. Extreme weather conditions, disease, insects and pests can materially and adversely affect the quality and quantity of agricultural products produced by some of our potential customers. There can be no assurance that these factors will not affect a substantial portion of our production facilities in any year and have a material adverse effect on our business, results of operations or financial conditions.

Foreign Market Risks

In addition to the North American rights, we hold the Central American, South American, Caribbean (excluding Cuba) and African rights to the Dry Disaggregation System technology. When we do business in these markets, we will be subject to all of the risks generally associated with doing business in foreign markets. Risks, such as those arising from burdensome local government regulation, uncertain legal environments limiting our legal protections, fluctuations in local and U.S. dollar exchange rates and differences in local business practices all could impose additional costs to us when doing business in these foreign markets, which may have adverse effect on the results of our operations or financial condition.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by certain Selling Stockholders. There will be no proceeds to us from the sale of shares of Common Stock in this offering. However, we will receive proceeds from the sale of additional shares of Common Stock to the Selling Stockholders to the extent warrants held by them are exercised. The amount of proceeds will depend on the number of warrants exercised. Assuming the exercise of all 1,345,058 outstanding warrants we would receive $9,733,972, the net of which, after related expenses, would be used for working capital purposes.

Back to Contents

DETERMINATION OF OFFERING PRICE

As this registration statement relates to shares of Common Stock that may be sold from time to time by certain stockholders, and not by us, we cannot determine the actual price at which shares of our Common Stock will be sold pursuant to this registration statement. While not determined by us, we believe that the Selling Stockholders, will sell shares of our Common Stock at the prevailing market price at the time of sale and that the market price will fluctuate during the time period in which the Selling Stockholders sell their shares of our Common Stock.

SELLING STOCKHOLDERS

The following table sets forth (i) the name of each Selling Stockholder, (ii) to the best of the Company’s knowledge, the total number of shares owned by each Selling Stockholder prior to the offering as of the date of this prospectus, (iii) the number of Shares to be offered for the account of each Selling Stockholder in this offering, (iv) to the best of the Company’s knowledge, the number of shares of Common Stock of the Company to be owned by each Selling Stockholder after giving effect to this offering and (v) the percentage of shares owned after the completion of this offering for Selling Stockholders who will own 1% or more of the outstanding shares of the Company.

The percentage of ownership is based on 19,538,303 shares of Common Stock of the Company outstanding as of October 24, 2003. All equity securities subject to warrants currently exercisable within 60 days after October 24, 2003 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding such warrants.

Selling Stockholders (1)	Shares Owned Prior To Offering	Shares Offered For Stockholder’s Account	Number Of Shares Of Stock To Be Owned After The Offering	Percentage Of Shares Owned After Completion Of Offering

Sanford Miller	850,000	850,000	0	0%
Lilac Trust	671,250	671,250	0	0%
Gulfstream Trust	671,250	671,250	0	0%
Martin Rosen	396,900	396,900	0	0%
Goldco Properties Ltd. (2)	357,405	57,405	300,000	1.4%
Glenn Kupferman	88,950	88,950	0	0%
Michael Klebanoff	212,000	200,000	12,000	*
Seymour Sobel	200,000	200,000	0	0%
Dr. Harold Rosen	175,000	175,000	0	0%

Back to Contents

Selling Stockholders (1)	Shares Owned Prior To Offering	Shares Offered For Stockholder’s Account	Number Of Shares Of Stock To Be Owned After The Offering	Percentage Of Shares Owned After Completion Of Offering

Tom Kaufman	104,000	104,000	0	0%
Clifford A. Thomson	91,500	91,500	0	0%
Leven Holdings LP	107,500	100,000	7,500	*
Tom Ward	100,000	100,000	0	0%
Hans Nilsson	100,000	100,000	0	0%
John Bendheim	75,000	75,000	0	0%
Capital Investors	75,000	75,000	0	0%
Andrew Friis	75,000	75,000	0	0%
Robert Dezanger (3)	99,250	99,250	0	0%
Sandra Austin	40,000	40,000	0	0%
Jack & Anita Elias (4)	20,000	20,000	0	0%
Gary Elias	15,000	15,000	0	0%
Mark Elias	15,000	15,000	0	0%
Irma Milstein	50,000	50,000	0	0%
Eve Zetlin	50,000	50,000	0	0%
Gladys Cole	50,000	50,000	0	0%
Mystique Investments Limited	31,000	26,000	5,000	*
Gina Ciaio	30,000	25,000	5,000	*
William Smith	25,000	25,000	0	0%
Steven Sale	25,000	25,000	0	0%
Christopher Taylor	25,000	25,000	0	0%
Robert Davimos	20,000	20,000	0	0%
Dr. Steven Glickman	90,000	90,000	0	0%
Dr. Ira Wendroff	90,000	90,000	0	0%
Kenneth Rosen	10,000	10,000	0	0%

Back to Contents

Selling Stockholders (1)	Shares Owned Prior To Offering	Shares Offered For Stockholder’s Account	Number Of Shares Of Stock To Be Owned After The Offering	Percentage Of Shares Owned After Completion Of Offering

Joseph Lehman	10,000	10,000	0	0%
Sonia J. Sussel	10,000	10,000	0	0%
Maxwell Divinsky	7,000	7,000	0	0%
Felicidad C. Gonzales	5,000	5,000	0	0%
David Mednick as custodian for Maya Mednick (under UGMA)	5,000	5,000	0	0%
David Mednick as custodian for Jordana Mednick (under UGMA)	5,000	5,000	0	0%
Sam Harte	2,500	2,500	0	0%
Barry Geoghegan	2,500	2,500	0	0%
Worthington Growth LP (5)	75,000	75,000	0	0%
CD Investment Partners Ltd. (6)	141,072	141,072	0	0%
EDJ Limited (7)	21,000	21,000	0	0%
Porter Partner, LP (8)	84,000	84,000	0	0%
Nob Hill Capital Partners, LP (9)	75,000	75,000	0	0%
Adams Select Fund Choice Investments (10)	42,857	42,857	0	0%
Omicron Master Trust (11)	316,071	316,071	0	0%
Platinum Partners Value Arbitrage Fund LP (12)	27,000	27,000	0	0%
Paul J. Duggan (13)	135,000	135,000	0	0%
Dolphin Offshore Partners LP (14)	100,002	100,002	0	0%
Choice Investment Management (15)	240,000	240,000	0	0%
Vertical Ventures Investment LLC (16)	62,499	62,499	0	0%
Micro Capital Fund Ltd. (17)	37,500	37,500	0	0%
Micro Capital Fund LP (18)	87,501	87,501	0	0%
Stonestreet LP (19)	124,999	124,999	0	0%

Back to Contents

Selling Stockholders (1)	Shares Owned Prior To Offering	Shares Offered For Stockholder’s Account	Number Of Shares Of Stock To Be Owned After The Offering	Percentage Of Shares Owned After Completion Of Offering

Crescent International Ltd. (20)	75,000	75,000	0	0%
Castle Creek Technology Partners LLC (21)	62,500	62,500	0	0%
Torrey Pines Master Fund (22)	150,000	150,000	0	0%
Otape Investments LLC (23)	169,642	169,642	0	0%
AIG DKR Soundshore Private Investors Holding Fund LTD. (24)	37,500	37,500	0	0%
JAS Securities (25)	21,429	21,429	0	0%
CEOcast, Inc. (26)	15,000	15,000	0	0%
Giovanna Basmagi	500	500	0	0%
Michele Basmagi	500	500	0	0%
Sheldon Finkel	5,000	5,000	0	0%
Kenny Securities (27)	110,417	110,417	0	0%
Ana Maria Lopez	5,000	5,000	0	0%
Media Relations Strategy, Inc. (28)	250,000	250,000	0	0%
Joseph Potter & Ana Maria Lopez (4)	5,000	5,000	0	0%
Ruben D. Salazar	4,000	4,000	0	0%
Jack Segro	3,000	3,000	0	0%
Gary J. Shemano (29)	477,954	277,954	200,000	1.0%
William Corbett (30)	477,949	277,949	200,000	1.0%
Dimitrios Spanos	10,000	10,000	0	0%
Al Thorrez & Beth Thorrez (4)	10,000	10,000	0	0%
Aurelius Consulting Group, Inc. (31)	90,000	90,000	0	0%
Michael Jacks (32)	480	480	0	0%
Scott Cacchione (33)	1,730	1,730	0	0%
Mark Lamb (34)	1,730	1,730	0	0%

Back to Contents

Selling Stockholders (1)	Shares Owned Prior To Offering	Shares Offered For Stockholder’s Account	Number Of Shares Of Stock To Be Owned After The Offering	Percentage Of Shares Owned After Completion Of Offering

Jenkins Capital Management, LLC (35)	573	573	0	0%
Dunwoody Brokerage Services, Inc. (36)	192	192	0	0%
Christopher K. Norman (37)	510	510	0	0%
The Terrier Group, Inc. (38)	100,000	100,000	0	0%
Greenwich Growth Fund Ltd. (39)	24,999	24,999	0	0%
TOTAL	8,763,111	8,033,611	729,500	3.4%

*      Less than 1% of the outstanding shares of Common Stock.

**      Total issued and outstanding shares of the Company (including warrants exercisable within 60 days after October 24, 2003) is 20,883,361.

(1)      The selling stockholder has not held any position nor has had any material relationship with the Company or its affiliates during the past three years.

(2)      Goldoco Properties Ltd. is a partnership of which Peter Goldstein is the sole partner. Peter Goldstein is the former sole director, officer and majority stockholder of Black Diamond Industries, Inc., which merged into and with its wholly-owned subsidiary, DDS Technologies USA, Inc., a Delaware corporation.

(3)      Robert Dezanger received 60,000 shares of the 99,250 shares he holds pursuant to a mutual release with the Company dated October 6, 2003. Robert Dezanger acted as agent for the Company in connection with fundraising efforts.

(4)      Shares held as joint tenants.

(5)      Worthington Growth LP holds 50,000 shares of Common Stock of the Company and 25,000 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share.

(6)      CD Investment Partners Ltd. holds 94,048 shares of Common Stock of the Company, 17,857 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share, and 29,167 warrants exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(7)      EDJ Limited holds 14,000 shares of Common Stock of the Company and 7,000 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share.

Back to Contents

(8)      Porter Partner, LP holds 56,000 shares of Common Stock of the Company and 28,000 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share.

(9)      Nob Hill Capital Partners, LP holds 50,000 shares of Common Stock of the Company and 25,000 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share.

(10)      Adams Select Fund Choice Investments holds 28,571 shares of Common Stock of the Company and 14,286 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share.

(11)      Omicron Master Trust holds 210,714 shares of Common Stock of the Company, 42,857 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share, and 62,500 warrants exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(12)      Platinum Partners Value Arbitrage Fund LP holds 18,000 shares of Common Stock of the Company and 9,000 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(13)      Paul J. Duggan holds 90,000 shares of Common Stock of the Company, 36,000 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share, and 9,000 warrants exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(14)      Dolphin Offshore Partners LP holds 66,668 shares of Common Stock of the Company and 33,334 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(15)      Choice Investment Management LP holds 160,000 shares of Common Stock of the Company and 80,000 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(16)      Vertical Ventures Investment LLC holds 41,666 shares of Common Stock of the Company and 20,833 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(17)      Micro Capital Fund Ltd. LLC holds 25,000 shares of Common Stock of the Company and 12,500 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(18)      Micro Capital Fund LP holds 58,334 shares of Common Stock of the Company and 29,167 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

Back to Contents

(19)      Stonestreet LP holds 83,333 shares of Common Stock of the Company and 41,666 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(20)      Crescent International Ltd. holds 50,000 shares of Common Stock of the Company and 25,000 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(21)      Castle Creek Technology Partners LLC holds 41,667 shares of Common Stock of the Company and 20,833 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(22)      Torrey Pines Master Fund LLC holds 100,000 shares of Common Stock of the Company and 50,000 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(23)      Otape investments holds 113,095 shares of Common Stock of the Company, 35,714 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share, and 20,833 warrants exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

(24)      AIG DKR Soundshore Private Investors holds 25,000 shares of Common Stock of the Company and 12,500 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share.

(25)      JAS Securities holds 14,286 shares of Common Stock of the Company and 7,143 warrants to purchase Common Stock of the Company, exercisable for a period ending June 29, 2006 at an exercise price of $7.00 per share.

(26)      CEOcast, Inc.’s 15,000 shares of Common Stock of the Company were acquired as compensation for services provided to the Company pursuant to a Consultant Agreement dated August 15, 2003.

(27)      Kenny Securities holds 100,000 shares of Common Stock of the Company which were acquired from Tera Financial, a stockholder of the Company, as compensation for financial services provided to the Company and 10,417 warrants to purchase Common Stock of the Company exercisable for a period ending October 22, 2006 at an exercise price of $8.00.

(28)      Media Relations Strategy, Inc.’s 250,000 shares of Common Stock of the Company were acquired from Tera Financial, a stockholder of the Company, as compensation for services provided to the Company.

(29)      Gary J. Shemano holds 200,000 shares of Common Stock of the Company which are not being registered and the following Warrants that are being registered; 250,000 warrants to purchase Common Stock of the Company exercisable for a period ending April 21, 2008 at an exercise price of $6.50, 11,980 warrants to purchase Common Stock of the Company exercisable for a period ending June 29, 2006 at an exercise price of $7.00, and 15,974 warrants to purchase Common Stock of the Company exercisable for a period ending October 22, 2006 at an exercise price of $8.00. Such warrants were assigned from The Shemano Group, Inc., which received such warrants from the Company as consideration for services rendered pursuant to an engagement letter dated April 23, 2003 by and between the Shemano Group, Inc. and the Company. Gary J. Shemano is the Chairman of The Shemano Group, Inc.

Back to Contents

(30)      Bill Corbett holds 200,000 shares of Common Stock of the Company which are not being registered and the following Warrants that are being registered; 250,000 warrants to purchase Common Stock of the Company exercisable for a period ending April 21, 2008 at an exercise price of $6.50, 11,975 warrants to purchase Common Stock of the Company exercisable for a period ending June 29, 2006 at an exercise price of $7.00, and 15,974 warrants to purchase Common Stock of the Company exercisable for a period ending October 22, 2006 at an exercise price of $8.00. Such warrants were assigned from The Shemano Group, Inc., which received such warrants from the Company as consideration for services rendered pursuant to an engagement letter dated April 23, 2003 by and between the Shemano Group, Inc. and the Company. Bill Corbett is an employee of The Shemano Group, Inc.

(31)      Aurelius Consulting Group, Inc. holds 20,000 shares of Common Stock of the Company and warrants to purchase 70,000 shares of Common Stock of the Company with an exercise price of $8.00 per share. Such shares and warrants were acquired as compensation for services provided to the Company pursuant to a Marketing Agreement dated August 14, 2003.

(32)      Michael Jacks’ 480 warrants to purchase Common Stock of the Company are exercisable immediately and for a period ending June 29, 2006 at an exercisable price of $7.00. These warrants were assigned from The Shemano Group, Inc. Michael Jacks is an employee of The Shemano Group, Inc. The Shemano Group, Inc. received such warrants from the Company as consideration for services rendered pursuant to an engagement letter dated April 23, 2003, by and between The Shemano Group, Inc. and the Company.

(33)       Scott Cacchione holds 350 warrants to purchase Common Stock of the Company exercisable for a period ending June 29, 2006 at an exercise price of $7.00, and 1,380 warrants to purchase Common Stock of the Company exercisable for a period ending October 22, 2006 at an exercise price of $8.00. These warrants were assigned from The Shemano Group, Inc. Scott Cacchione is an employee of The Shemano Group, Inc. The Shemano Group, Inc. received such warrants from the Company as consideration for services rendered pursuant to an engagement letter dated April 23, 2003, by and between The Shemano Group, Inc. and the Company.

(34)      Mark Lamb holds 350 warrants to purchase Common Stock of the Company exercisable for a period ending June 29, 2006 at an exercise price of $7.00, and 1,380 warrants to purchase Common Stock of the Company exercisable for a period ending October 22, 2006 at an exercise price of $8.00. These warrants were assigned from The Shemano Group, Inc. Mark Lamb is an employee of The Shemano Group, Inc. The Shemano Group, Inc. received such warrants from the Company as consideration for services rendered pursuant to an engagement letter dated April 23, 2003, by and between The Shemano Group, Inc. and the Company.

(35)      Jenkins Capital Management, LLC’s 573 warrants to purchase Common Stock of the Company are exercisable immediately and for a period ending October 22, 2006 at an exercisable price of $8.00. These warrants were assigned from The Shemano Group, Inc. for financial services performed by Jenkins Capital Management, LLC. The Shemano Group, Inc. received such warrants from the Company as consideration for services rendered pursuant to an engagement letter dated April 23, 2003, by and between The Shemano Group, Inc. and the Company.

Back to Contents

(36)      Dunwoody Brokerage Services, Inc.’s 192 warrants to purchase Common Stock of the Company are exercisable immediately and for a period ending October 22, 2006 at an exercisable price of $8.00. These warrants were assigned from The Shemano Group, Inc. for financial services performed by Dunwoody Brokerage Services, Inc. The Shemano Group, Inc. received such warrants from the Company as consideration for services rendered pursuant to an engagement letter dated April 23, 2003, by and between The Shemano Group, Inc. and the Company.

(37)      Christopher K. Norman’s 510 warrants to purchase Common Stock of the Company are exercisable immediately and for a period ending October 22, 2006 at an exercisable price of $8.00. These warrants were assigned from The Shemano Group, Inc. for financial services performed by Christopher K. Norman. The Shemano Group, Inc. received such warrants from the Company as consideration for services rendered pursuant to an engagement letter dated April 23, 2003, by and between The Shemano Group, Inc. and the Company.

(38)      The Terrier Group, Inc.’s 100,000 shares of Common Stock of the Company were acquired as compensation for services provided to the Company pursuant to an Engagement Agreement dated September 12, 2003.

(39)       Greenwich Growth Fund Ltd. holds 16,666 shares of Common Stock of the Company and 8,333 warrants to purchase Common Stock of the Company, exercisable for a period ending October 22, 2006 at an exercise price of $8.00 per share.

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH SELLING STOCKHOLDERS

On July 9, 2003 and August 12, 2003, we completed the first and second tranches of a private placement with certain of the Selling Stockholders pursuant to which we raised $1,759,500 in exchange for (i) the issuance of 502,714 shares of our Common Stock and (ii) warrants providing the right to holders to purchase up to an additional 251,357 shares of Common Stock at $7.00 per share, exercisable until June 29, 2006. On October 22, 2003 we completed a private placement with certain of the Selling Stockholders pursuant to which we raised $5,426,018 in exchange for (i) the issuance of 904,334 shares of our Common Stock and (ii) warrants providing the right to holders to purchase up to an additional 452,167 shares of Common Stock at $8.00 per share, exercisable until October 22, 2006. We filed the registration statement of which this prospectus is a part as a result of agreements with the investors in these private placements

Back to Contents

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

Back to Contents

The Company is required to pay all fees and expenses incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The securities being registered are shares of DDS’s Common Stock. The holders of Common Stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;
•	entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs;
•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and
•	are entitled to one noncumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders.

PRICE RANGE OF COMMON STOCK

Our Common Stock is traded on the OTC Bulletin Board under the symbol “DDSU.OB.” The first trading activity in our Common Stock was April 10, 2003. The following table sets forth the high and low sales prices per share of our Common Stock for the periods indicated.

Quarter Ended	High	Low
June 30, 2003	$7.00	$3.00
September 30, 2003	$7.75	$5.10
Through October 31, 2003	$8.45	$6.70

STOCKHOLDERS

The approximate number of holders of record of our Common Stock as of October 17, 2003 is 129, inclusive of those brokerage firms and/or clearing houses holding shares of Common Stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

SALES OF RESTRICTED SHARES

Upon the completion of this offering, based upon the number of shares of our Common Stock outstanding as of October 24, 2003, and assuming the exercise of all equity securities subject to warrants currently exercisable within 60 days after October 24, 2003, upon the completion of this offering we will have 20,883,361 shares of our Common Stock outstanding. Of these shares, 8,033,611 shares of our Common Stock to be sold in this offering, will be freely tradable without restriction or further registration under the Securities Act, except that any shares of our Common Stock purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Back to Contents

Of the remaining 12,849,750 shares of our Common Stock outstanding upon completion of this offering, approximately 1,428,000 are freely tradable and approximately 11,421,750 are deemed “restricted shares” under Rule 144 under the Securities Act. None of these restricted shares of our Common Stock will be eligible for sale in the public market on the date of this prospectus. However, pursuant to Rule 144, a person (or persons whose shares are aggregated) who owns unregistered shares that were acquired from the issuer or an affiliate of the issuer at least one year prior to the proposed sale will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our Common Stock; or
•	the average weekly trading volume in our Common Stock on OTC Bulletin Board during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale, and notice of sale are satisfied.

In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our Common Stock which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our Common Stock for at least two years may resell the shares without limitation. In meeting the one and two year holding periods described above, a holder of restricted shares of our Common Stock can include the holding periods of a prior owner who was not our affiliate. The one and two year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our Common Stock from the issuer or one of our affiliates.

Options

Rule 701 also provides that the shares of our Common Stock acquired upon the exercise of currently outstanding options pursuant to our 2003 Stock Option Plan may be resold by:

•	persons, other than our affiliates, subject only to the manner of sale provisions of Rule 144; and
•	our affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations.

Within 60 days after October 24, 2003, 450,000 shares of our Common Stock will be issuable pursuant to vested options under our 2003 Stock Option Plan.

Back to Contents

Following the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act to register up to 3,000,000 shares of our Common Stock issuable under our 2003 Stock Option Plan. This registration statement will become effective upon filing.

DIVIDEND POLICY

We have not declared or paid any dividends on our shares of Common Stock. We intend to retain future earnings, if any, that may be generated from our operations to finance our future operations and expansion and do not plan for the reasonably foreseeable future to pay dividends to holders of our Common Stock. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our Board of Directors in its discretion deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Background

DDS Technologies USA, Inc. (formerly Fishtheworld Holdings, Inc.) and subsidiary is a development stage company with no revenues since its inception on July 17, 2002. The Company has been engaged in the process of obtaining the license rights and exclusive marketing rights for a Dry Disaggregation System for North, South and Central America, the Caribbean (excluding Cuba) and Africa.

On November 14, 2002, Black Diamond Industries, Inc., (“Black Diamond”) a public Florida corporation, conducting no business other than to seek a suitable acquisition partner, acquired all of the outstanding shares of Common Stock of DDS Holdings, Inc., a Nevada company pursuant to a securities exchange agreement dated October 27, 2002. Under the terms of the securities exchange agreement, the stockholders of DDS Holdings, Inc. agreed to transfer all of the issued and outstanding shares of Common Stock in exchange for an aggregate of 12,915,525 shares of Common Stock, or approximately 93% of Black Diamond. Immediately prior to, and in conjunction with the transaction, the sole director and officer and majority shareholder of Black Diamond returned 13,564,350 shares of Common Stock to treasury.

In December 2002, the Company changed its name to DDS Technologies USA, Inc. and reincorporated in the state of Delaware. Under a share exchange agreement entered into on April 4, 2003, Fishtheworld Holdings, Inc. (“Fishtheworld”), a public Florida corporation conducting no business other than to seek a suitable acquisition partner, acquired 88.5% of DDS Technologies USA, Inc. in exchange for 15,367,255 shares of Common Stock or approximately 97% of the then issued and outstanding shares of Fishtheworld. Immediately prior to the share exchange, the majority shareholder of Fishtheworld returned 8,571,000 shares to treasury and resigned as the sole director and officer of the company. The members of the Board of Directors of the Company became members of the Board of Directors of Fishtheworld.

Back to Contents

In May 2003, Fishtheworld changed its name to DDS Technologies, USA, Inc. and reincorporated in the state of Nevada. Generally accepted accounting principles in the United States of America require that a company whose stockholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. Since Black Diamond and Fishtheworld were public shells and DDS Holdings, Inc. is a development stage company with no revenues, the transactions were treated as recapitalizations of the Company.

The Company was formed in July 2002 for the purpose of commercializing certain technology which has been licensed by DDS Technologies Ltd., a United Kingdom company and a principal stockholder of the Company. The license provides for the exclusive North, South, Central American and Caribbean (excluding Cuba) rights to the pending patent, # 02425336.1, which was filed with the European patent office on May 28, 2002. The patent relates to the Longitudinal Micrometric Separator For Classifying Solid Particulate Materials. The license agreement also covers other related technologies of DDS Technologies Ltd. Management believes that this Dry Disaggregation System technology system is a unique process, in which fragments of organic and inorganic matter are “crushed to collision” enduring violent accelerations and decelerations causing the disaggregation of the structure. This technology and its end results are believed by the various food manufacturers to have tremendous potential value both economically and nutritionally. Management believes that the results obtained utilizing the DDS technology is unattainable with any other currently available technology.

The terms of the agreement required the Company to pay at the time of signing $500,000 and 3,500,000 shares of the Common Stock of the company, which was paid in 2002. We subsequently issued an additional 500,000 shares of our Common Stock plus cash consideration of $200,000 to DDS Technologies Ltd. for an extension of the license to Africa, subject to certain exceptions. The license agreement also requires the Company to pay a royalty to DDS Technologies Ltd. as follows:

a)	49% of the net profits derived from the sale of products embodying the licensed technology
b)	24% of the net profits derived from the licensing and rental of products embodying the licensed technology;
c)	49% of net profits derived from the sale of materials that are produced by machines embodying the licensed technology and subsequently sold for use in producing pharmaceutical additive, cosmetics or other products; and
d)	2% of the net profits derived from any source related to the licensed technology to be donated to charity.

Back to Contents

Period Ended June 30, 2003

Results of Operations

From July 17, 2002 (inception) through June 30, 2003 we have incurred an accumulated deficit of $2,073,617. To date, we have yet to achieve revenues. During the six months ended June 30, 2003, the two months ended December 31, 2002 and the period from July 17, 2002 (inception), through October 31, 2002 we incurred operating expenses of $1,667,043, $210,224 and $197,580 respectively. The majority of the expenses were merger costs and professional fees, consisting primarily of consulting and legal fees. We anticipate that losses from operations will continue for the next two quarters primarily due to the relatively long sales cycle and significant due diligence and testing on the part of the customers. Testing includes the preparation of various sample products for processing using our proprietary technology process through our testing facility and submitting our analysis of results to third party labs for independent verification as well as reviewing the results with the prospective client.

We have marketed our technology to various large US and Latin American companies resulting in some letters of intent and have recently signed one contract and anticipate that other contracts may be signed soon. The contract signed is a joint venture arrangement for the processing of corn waste into fermentable sugars for the production of ethanol. However there can be no assurance that the DDS technology will achieve market acceptance or that sufficient revenues will be generated to allow us to operate profitably.

Liquidity and Capital Resources

We have funded our losses to date and license acquisitions through the private placements of our common stock and financing from accredited investors. We believe that we can continue to do so until we achieve positive cash flow from operations. During the six ended June 30, 2003, we also paid an additional $200,000, and issued 500,000 shares of our common stock, for the extension of our license into Africa. During this period we raised gross proceeds of $1,100,000 from the sale of 1,100,000 shares of our common stock. As a result of our net loss, and the payment of the additional license fee our cash balance at June 30, 2003 was $16,241. While we believe that we can continue to raise capital, there can be no assurance of this. Subsequent to June 30, 2003 we collected $500,000 in connection with the subscriptions receivable at June 30, 2003 and in July 2003 we entered into a stock purchase agreement with several accredited investors for additional equity capital by selling 502,714 shares for gross proceeds of $1,759,000.

Recent Accounting Pronouncements

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the FASB issued SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer’s accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”. The remaining provisions of this Statement are consistent with the FASB’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2003.

Management does not expect the implementation of these recent pronouncements to have a material effect on the Company's consolidated financial position or results of operations.

THE COMPANY

Overview

We intend to commercialize certain technology which has been licensed by HSF, a Netherlands company and one of our principal stockholders. The license agreement was originally with DDS Technologies Ltd., a United Kingdom company. DDS Technologies Ltd. subsequently entered into an assignment and assumption agreement with the Company pursuant to which all of DDS Technologies Ltd.’s rights and obligations were assigned to HSF. The license provides for the exclusive North, South, Central American and Caribbean (excluding Cuba) and African rights to the pending patent, # 02425336.1, which was filed with the European patent office on May 28, 2002. The patent relates to the Longitudinal Micrometric Separator For Classifying Solid Particulate Materials. The license agreement also covers other related technologies of HSF. The terms of the agreement required DDS Holdings, Inc., to pay the at the time of signing $500,000 and 3,500,000 shares of the Common Stock of DDS Holdings, which was subsequently exchanged for 3,500,000 shares of our Common Stock in the share exchange transaction with DDS Holdings and Black Diamond Industries, Inc. The license agreement also calls for us to pay a royalty to HSF as follows:

a)	49% of the net profits derived from the sale of products embodying the licensed technology;
b)	24% of the net profits derived from the licensing and rental of products embodying the licensed technology;
c)	49% of net profits derived by from the sale of materials that are produced by machines embodying the licensed technology and subsequently sold for use in producing pharmaceutical additive, cosmetics or other products; and
d)	2% of the net profits derived from any source related to the licensed technology be donated to charity.

Back to Contents

HSF has completed a test facility in Parma, Italy. This facility has been constructed to introduce prospective clients to the technology in operation. The clients will be invited to process their raw materials, as per their own specifications and requirements, in order to obtain an accurate accounting of their potential benefits.

Description of the Dry Disaggregation System Technology

The nutritional value of a product is based on the ability of a human or animal to assimilate the basic food value of the product. In vegetable products, the grip connection between the various components of the product often conditions the digestive value of the product. In fact, in the digestive system, a single alimentary substance can affect the digestive process in various ways. Therefore, to maximize the nutritional value the goal is to use every component to more completely fuse and proportionately mix each component of the vegetable structures (protein, starches, fibrous fractions, etc.). In order to accomplish the optimal result; the basic molecular components need to be separated in a controlled environment.

The Dry Disaggregation System technology is the result of years of research, which began in 1964 by a prestigious group of technical research analysts and scientists of the alimentary field. Engineer Umberto Manola, the founder of DDS Technologies Ltd. and HSF and a director and principal stockholder of the Company, has developed a system of “disaggregation” of structures, called “crushing to collision,” through which the fragments of matter, both organic and inorganic, endure violent accelerations and decelerations, which cause the disaggregation of the structure. The particles are separated as a function of their specific weight. The technology and its end result is understood by the food industries, both for human and for animal consumption, to have a tremendous value both economically and nutritionally. Management believes that the results obtained utilizing the Dry Disaggregation System technology are unattainable with any other currently available technology, since all available methods interact with the matter modifying (in some cases drastically) the natural property of the product originally introduced. Although research on the technology began over 35 years ago, only in the last few years has it been developed by Engineer Manola to the point of potential commercial application. Engineer Manola has filed with the European Patent Office an application covering the central aspects of the technology, which has been assigned to HSF, which in turn, has licensed the technology to us.

Back to Contents

Potential Applications and Marketing Plan

We intend to initially concentrate our marketing/sales efforts on four market segments in which we believe that we can achieve quick penetration. These four markets are:

Flour Processors, The Bakery Industry, Cereal Processors And Pasta Companies. These industries would have a keen interest in a technology, which could offer a product with uniform glutens and yeast reactions while using a less expensive grain product. This technology would be of great interest to an industry that typically operates on small profit margins.

Citrus. HSF’s demonstration facility in Parma, Italy has shown superior results in the extraction of citrus oils and other by-products to existing methods. We have had a number of discussions with California and Florida citrus producers that have indicated an interest in duplicating the efforts being undertaken in Sicily, Italy to convert the pumice that is a by-product of the oranges into saleable product. The potential profits, which could be generated by the added recycling of the leftovers/by-products may be substantial. The process would resolve an enormous problem created by the leftovers of the citrus industry. We have entered into a letter of intent with the Florida’s Natural Producers with respect to converting the leftover pumice they produce from orange processing into saleable product.

Ethanol. Our technology process could have significant applications in the biomass waste-to-ethanol industry. This industry includes municipal, restaurant, hotel and other waste streams currently landfilled. Our process allows us to convert solid waste and other organic waste matters into starch and other consumable nutrients. The primary outputs from this process are fermentable sugars and starches. These sugars and starches are employed as feedstock in ethanol plants producing ethanol and several co-products including cellulose. Given the optimal nature of the feedstock created from our technology, significant amounts of ethanol can be produced in diminished time allotments. Our process also prevents the release of soil carbons by maximizing soil carbon sequestration of corn stover resulting in decreased greenhouse emissions and a reduction of dependence on petroleum. DDS has entered into a ten year renewable joint venture agreement with Xethanol Corporation, a leader in the biomass waste-to-ethanol industry.

Animal Feed. Our technology could have application in the market for both livestock and domestic pets. Preliminary tests have indicated that the livestock and pet industries can achieve cost savings in excess of twenty percent of their raw material cost. The technology allows the feed products, derived from a variety of raw materials, to be tailored to the specific nutritional requirements of each different type of animal.

Our technology has potential application in a number of other industries which are under consideration, including but not limited to the wine industry.

Back to Contents

Our intended customers are relatively large food processors. While we have had significant discussions with a number of these potential customers, selling to these companies involves a relatively long sales cycle with significant due diligence and testing on the part of the customers. Even though the system is in commercial operation in Europe, as of the date of this prospectus, we have no agreements for the sale or lease of our equipment and there can be no assurance that we will achieve profitable operations.

Revenue Model

Our business plan contemplates that we will lease machinery employing the Dry Disaggregation System technology or enter into joint venture or strategic partner arrangements in which we will retain an equity interest in the profits from the sale of products processed with our machinery. We believe that this method of commercialization will yield quicker market acceptance and in the long-term provide higher cash flow and profits to the Company. However, while we are in discussions with a number of potential customers, we do not have any lease or joint venture contracts to date and we may be required to alter our revenue model if we are unsuccessful in reaching such agreements. In addition, our preferred revenue model will require us to obtain substantial additional financing. Since our expected customers are relatively large and creditworthy, and because we will not hold equipment in inventory prior to obtaining a contract, we believe we will be able to obtain such financing on terms that will provide a reasonable return to us. Nevertheless, if we are unable to finance the purchase of equipment we may need to revise our business model or reduce our expectations.

Manufacturing

We do not anticipate manufacturing the equipment ourselves but rather intend to purchase the equipment from HSF. In the license agreement with HSF, HSF has agreed to manufacture equipment on our behalf and to maintain the sale price to us during the term of the license. Based upon current conditions, we believe that within several months HSF will be able to supply us with six machines per month. While we have certain rights to manufacture the equipment in the event that HSF is unable to meet our production requirements, in such event we may have difficulty meeting our manufacturing requirements and this could have an adverse effect on our financial results.

Competition

As of the date of this prospectus, we are unaware of any competitor which is focused on similar methods of increasing yields in food processing. However, there are numerous methods of increasing raw material yields using dissimilar processes and we will need to show attractive cost-savings to our customers in order to compete effectively. This is especially true given our new entry into this industry.

Patents and Proprietary Protection

We rely on a combination of our licensed patent, licenses, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. We have obtained an exclusive North, South, Central American and Caribbean (excluding Cuba) rights to the pending patent, # 02425336.1, which was filed with the European patent office on May 28, 2002. DDS Technologies is in the process of filing worldwide protection and has filed in Japan and the United States. The patent relates to the Longitudinal Micrometric Separator For Classifying Solid Particulate Materials. The license agreement also covers other related technologies of HSF. Until such patent is issued we are particularly sensitive to the protection of trade secrets. It is our policy to require our customers, executive and technical employees, consultants and other parties to execute confidentiality agreements. These agreements prohibit disclosure of confidential information to third parties except in specified circumstances. These agreements also generally provide that all confidential information relating to our business is the exclusive property of the Company.

Back to Contents

Governmental Regulations

We are subject to various state and federal laws, regulations and guidelines relating to safe working conditions and sales practices. While our customers are generally subject to extensive regulation by the U.S. Food and Drug Administration, which may affect their specifications for products supplied by the Company, the Company’s products and operations are not directly subject to such regulation.

Property Location, Facilities, Size And Nature Of Ownership

The Company owns no real property and currently leases all of its office space. The Company leases the office space that houses its executive offices in Boca Raton, Florida, totaling approximately 1950 square feet. The lease expires in January 2007. The Company uses this facility for its executive, marketing, administrative, finance and management personnel.

Back to Contents

BENEFICIAL OWNERSHIP

The following table sets forth information, as of October 24, 2003 with respect to the beneficial ownership of our Common Stock by the executive officers, directors and nominee-directors of the Company and the directors, nominee-directors and officers of the Company as a group.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED (1)	PERCENTAGE OF SHARES BENEFICIALLY OWNED

Spencer L. Sterling (President, Chief Executive Officer and Director) c/o DDS Technologies USA, Inc. 150 E. Palmetto Park Road, Suite 510 Boca Raton, FL 33432	0	0%

Joseph Fasciglione (Secretary, Treasurer and Chief Financial Officer) 14199 Aster Avenue Wellington, FL 33414	100,000	*

Kerin Franklin (Chief Operating Officer) c/o DDS Technologies USA, Inc. 150 E. Palmetto Park Road, Suite 510 Boca Raton, FL 33432	450,000 (2)	2.3%

Ben Marcovitch (Director) 17332 Saint James Court Boca Raton, FL 33496	800,000	4.0%

Umberto Manola (3) (Director) c/o DDS Technologies USA, Inc. 150 East Palmetto Park Road, Suite 570 Boca Raton, Florida 33432	4,000,000	20.0%

Dr. Jacques DeGroote (Director) c/o DDS Technologies USA, Inc. 150 E. Palmetto Park Road, Suite 510 Boca Raton, FL 33432	0	0%

Dr. Marc Mallis (4) (Director) 2975 Rolling Woods Drive Palm Harbor, FL 34683 and Mallis Limited Partnership (4) 2975 Rolling Woods Drive Palm Harbor, FL 34683	1,150,000	5.8%

James R. von der Heydt (Director) 603 West Polo Drive Clayton, MO 63105	0	0%

Leo Paul Koulos (Director) 821Marina Blvd San Francisco, CA 94123	0	0%

Mr. and Mrs. Lee Rosen (5)	1,179,000	5.9%
17332 St. James Court Boca Raton, FL 33496

All directors and officers as a group (9 Persons)	6,500,000	32.5%

Back to Contents

* Less than 1% of the outstanding shares of Common Stock of the Company.

(1)      Unless otherwise stated, all shares of Common Stock are directly held with sole voting and dispositive power.

(2)      Kerin Franklin holds options to purchase 600,000 shares of Common Stock of the Company at an exercise price of $5.00 per share, of which 450,000 options are exercisable within 60 days after October 24, 2003. None of such 450,000 options have been exercised as of October 24, 2003 and are subject to the public sale restrictions and requirements of Rule 701 under the Securities Act.

(3)      DDS Technologies Ltd. holds the patent for a Dry Disaggregation System Technology which is licensed by the Company. Umberto Manola and Dr. Jacques DeGroote, who both serve on the Board of Directors of the Company, hold 60% and 2% of the outstanding shares of Common Stock of DDS Technologies Ltd. respectively.

(4)      Dr. Marc Mallis, MD is the General Partner of The Mallis Limited Partnership and serves on the Board of Directors of the Company. Shares held by The Mallis Limited Partnership are owned beneficially by Dr. Mallis.

(5)      Of these 1,179,000 shares of Common Stock of the Company, 604,000 shares are owned of record by Lee Rosen and 575,000 shares are owned of record by Julia Rosen. Lee Rosen is a founder of, and consultant to the Company.

Back to Contents

MANAGEMENT

Background of Directors and Executive Officers

The following is a description of the business experience of each of our directors and executive officers:

Spencer L. Sterling

Spencer L. Sterling joined the company as President, Chief Executive Officer and Director in October 2003. Prior to joining us Mr. Sterling held senior management positions with the Ford Motor Company in South Africa, Australia, Canada, Europe and the United States; and with the Sigma Motor Corporation, a wholly owned subsidiary of the Anglo American Corporation in South Africa.

Mr. Sterling was a senior management member of Ford Motor Company’s Engine Division, in Detroit. During this time, he spearheaded the building of strategic manufacturing facilities for the company in Mexico and Taiwan. He was Managing Director of the Sigma Motor Corporation that merged with Ford South Africa, in 1985, to form the South African Motor Corporation (SAMCOR). Mr. Sterling was appointed Group Managing Director and Chairman of subsidiaries. In 1992 he was appointed Chairman of the SAMCOR Board and a Director of The Anglo American Industrial Corporation.

Mr. Sterling has served as President of the National Association of Automobile Manufacturers of South Africa (NAAMSA), President of the South African Chamber of Business and is a former member of the Corporate Forum, a society for senior businessmen. He has been awarded an Honorary Professorship in the Faculty of Engineering by the University of Pretoria and has served on the Council of the University and on the Advisory Council, Faculty of Engineering, of the University of Stellenbosch in South Africa.

Mr. Sterling is a graduate of Maritzburg College and holds a BSc. degree in Metallurgy and Engineering from Pretoria University and an MBS from the Wits Graduate School of Business in South Africa.

Kerin Franklin

Kerin Franklin joined the Company in May 2003 as Chief Operating Officer. Prior to joining us, Ms. Franklin was General Manager and CEO of FoodWave (a start-up business involving new technology in milling and grinding food stuff) and Senior Vice President of Research and Development and QA for Frontier Natural Brands (2001 to 2003), Vice President of Research and Development, Celestial Seasonings Inc., (1999 to 2001 and 1995 to 1998) and Senior Director of Research and Development, the Daily Wellness Company. Ms. Franklin has an M.S. Degree in Food Science and Human Nutrition from Colorado State University.

Joseph Fasciglione

Joseph Fasciglione joined the Company in June 2002 prior to joining us he held the position of President of Alliance Financial Services, a financial consulting company providing services to small and medium sized businesses. From 1998 until 2000 Mr. Fasciglione was employed as a business analyst for AT&T Wireless Services where he provided financing analysis related to local cluster operations. From 1995 to 1997, Mr. Fasciglione acted as Director of Business Operations for AT&T Wireless Services during which time he held primary responsibility for budget preparations, forecasting and various financial analysis. From 1993 until 1994, Mr. Fasciglione acted as Operations Manager also for AT&T Wireless Services. From 1990 to 1992, he held the position of CFO for Professional Reimbursement Solutions of Dallas, Texas, where he was responsible for all financial and administrative functions for a large closely held operation employing 28 people. From 1983 until 1990, Mr. Fasciglione held at different times the positions of Regional Business Manager & Controller, Assistant Controller and Manager of Budgeting and Internal Reporting for Metromedia Paging of Dallas, Texas. From 1981 until 1983 he acted as Corporate Accounting Manager for Homequity Relocation Services, Inc. of Wilton, Connecticut. Mr. Fasciglione acted as Corporate Budget manager for Frank B. Hall & Company, Inc., a major international commercial insurance brokerage firm from 1979-1981 and as Senior Internal Auditor for Levitt Homes, Inc. from 1976 until 1979. Mr. Fasciglione also served as a Staff Auditor for Grant Thornton Accountants and Management Consultants from 1975 to 1976.

Back to Contents

Mr. Fasciglione holds a BBA in Accounting from Iona College, New Rochelle, New York, and a CPA designation from the same institution.

Ben Marcovitch

Ben Marcovitch, joined the Company as Chief Executive Officer and Director at its inception. Mr. Marcovitch is Chairman and CEO of Gemini Capital Partners, a Financial Services firm, established in the UK. From 1996 to 1998, Mr. Marcovitch acted as a private investor and financial advisor. From 1994 to 1996, Mr. Marcovitch acted as Chairman and CEO of Triumph Investments Co., a portfolio management firm. From 1986 to 1995, he acted as a Chairman and CEO of GNP Products, Inc, a publicly trade Food Products Company which manufactured and distributed food products throughout the United States. Prior to GNP, from 1970 to 1982, Mr. Marcovitch successively acted as Chairman and President of Belgium Standards, CEO of Western, Allebee Oil & Gas Inc., CEO of Sogevox Inc., and CEO Sanitary Refuse Co.

From 1963 to 1983 Mr. Marcovitch acted as CEO and President of Budget Fuels Inc., in Montreal Canada, which distributed refined petroleum products. From 1959 to 1963, he acted as Vice President of HY Grade Fuels, Montreal, Canada, and was responsible for coordinating the buying, marketing, service and distribution of fuel in Montreal. He is a member of the Canadian Petroleum Club, Montreal Chamber of Commerce, Bnai Brith Organizations and various business organizations.

Umberto Manola

Umberto Manola, joined the Board of Directors in August 2002. Mr. Manola is a researcher in biological techniques for the treatment of cereals. He concentrates on systems for the dehumidification and extraction of basic molecular elements (organic active principles) which allow for zero environmental impact. Currently he collaborates with several well-known research institutes in analyzing nutritional applications in different geographical areas.

Mr. Manola holds patents in the methodology of air separation, methodology of molecular division and the methodology of micronization in double tandem. Mr. Manola is the inventor and patent holder of the technology under license by DDS Technologies. Mr. Manola is a stockholder in DDS Technologies. Under the license agreement, DDS Technologies is entitled to nominate one director to the Board of Directors. Mr. Manola is DDS Technologies’ nominee.

Back to Contents

Mr. Manola holds a Diploma of Abteilun engineer from St. Wales, and a Degree in milling technology, from Turin, Italy (Laurea in tecnica molitoria a Torino).

Dr. Jacques DeGroote

Jacques DeGroote joined the Board of Directors in August 2002. Dr. DeGroote has acted as a private consultant offering financial and economic advice and representation in negotiations from 1994 to the present. Dr. DeGroote currently assists a number of companies in various capacities. From 1973 to 1994 Dr. DeGroote served as Executive Director of the International Monetary Fund. Dr. DeGroote also served as Executive Director of the World Bank (IBRD), the International Finance Corporation (IFC) and the International Development Association (IDA) from 1975 to 1991.

During his tenure as joint Executive Director for the World Bank and International Monetary Fund, Dr. DeGroote’s constituency included Belgium, Austria, Luxemburg, Turkey, Belarus, the Czech Republic, Hungary, Karskhstan, the Slovak Republic and Slovenia. As a member of the Executive Board of the IMF, Dr. DeGroote made special contributions to the preparation and negotiation of stabilization programs for Turkey, Hungary and Czechoslovakia, which aided the transition of these countries from command economies to capital driven economies. Dr. DeGroote was also instrumental in reforming the IMF’s system of compensatory financing. As a member of the Executive Board of the World Bank he made special contributions to the acceptance of non-project related lending, specialty oriented projects, and the involvement of the World Bank in the Private Sector.

From April 1971 to November 1973 Dr. DeGroote headed the Research Department of the National Bank of Belgium, with the rank of Deputy Director. From May 1969 to November 1973 he acted as Financial Counselor of the Belgium Delegation to the OECD in Paris. He headed several working groups, examining the first proposal for a multilateral agency guaranteeing private investments. From March 1966 to May 1969 Dr. DeGroote acted as Economic Advisor to the Republic of Zaire and Advisor to the Governor of the National Bank of Zaire. He was responsible for Zaire’s economic rehabilitation, and for negotiations with the IMF, the World Bank and the U.S. government. The 1967 program resulted in the only period of growth of the Zairian economy since Independence (1968-1971), and is cited by the IMF and World Bank as one of the most successful stabilization efforts ever undertaken under their aegis. During this period Dr. DeGroote was also in charge of Zaire’s negotiations for nationalizing and reactivating Gecamines (the former Union Miniere).

From July 1965 to March 1966 Dr. DeGroote acted as Financial Counselor of the Belgium Delegation to the OECD in Paris. From May 1963 to July 1965 he acted as Advisor to the Foreign Department of the National Bank of Belgium, represented Belgium in the Ossala group which was formed to study the creation of a new reserve instrument and submitted the first proposals favoring a collective unit to be created by the IMF, which led to the SDR. From April 1960 to May 1963 he was Assistant to the Belgium Executive Director of the International Monetary Fund and World Bank in Washington. From January 1957 to April 1960, Dr. DeGroote served as Attachè at the National Bank of Belgium, where his responsibilities included negotiation of the payment agreements with the countries of Eastern Europe. During the first few months of 1960, he served as secretary of the committee preparing the Belgian-Zairian Economic Round Table. Dr. DeGroote is a stockholder in DDS Technologies, which holds a significant interest in DDS and, as a result, he will hold ownership in the Company following the Exchange Transaction.

Back to Contents

Dr. DeGroote’s academic history includes, from July 1955 to January 1957, acting as Assistant at the University of Cambridge (United Kingdom) and Assistant at the University of Louvain. From 1963 to 1992 Dr. DeGroote held the position of Professeur Ordinaire in the Economics Department of the University of Namur (Belgium) where he taught courses on money and credit, monetary mechanisms and institutions, and current problems of international finance. From 1963 to 1973, Dr. DeGroote held the position of Professeur Extraordinaire at the University of Louvain. From 1957 to 1960 and from 1963 to 1965 he also acted as a Lecturer at the Catholic University of Lille where he taught courses on structural economics and the history of economic thought.

Dr. DeGroote holds a D. Juris from University of Louvain, Belgium, an M.A. Economics from Cambridge University, United Kingdom a Licencie en Sciences Economiques from Louvain University, Belgium and a Licencie en Sciences Politiques et Administratives from Louvain University, Belgium.

Dr. DeGroote is highly decorated and holds the Grand Officer of the Order of Leopold I (Belgium), Grand Officer of the Order of Orange-Nassau, (Luxembourg), Commander of the Order of Merit of Austria, Commander of the Order of Luxembourg, Red Star of the Hungarian People with Gold Palm, Officer of the Order of Zaire.

Dr. DeGroote also contributes his time as Director of the Belgian-American Educational Foundation, founded in 1921, to sponsor exchanges between U.S. and Belgian universities, and from 1980 to 1989, as a member of the jury of the King Baudevin Foundation’s biannual prize for important contributions to the struggle against poverty or underdevelopment.

Leo Paul Koulos

Leo Paul Koulos joined the Board in October 2003. Prior to the sale of his company, Mr. Koulos was President and Chief Executive Officer of National Coupon Redemption Service, Inc., a national clearinghouse for manufacturers’ cents-off coupons and, served as Chairman and Chief Executive Officer of Coupon Processing Associates, Inc., of Texas, and its Mexican affiliate, Enlace Vital, S.A. de. C.V. Mr. Koulos is currently Chairman of International Outsourcing Services, LLC, its successor company. Mr. Koulos received a Bachelor’s degree from the University of San Francisco. Mr. Koulos serves on the Board of Directors of Zindart, Ltd., a leading, publicly traded, manufacturer of high-quality, die-cast and injection-molded products. He also sits on the Advisory Board of Chinavest, Inc., an investment banking firm.

Previously, Mr. Koulos was a Board member of Synergex Corporation, a major national wholesaler of pharmaceuticals which was acquired by Bergen Brunswig and was a founding director of The Pacific Bank, N.A. in San Francisco, a publicly traded banking institution.

Back to Contents

James R. von der Heydt

James R. von der Heydt joined the Board of Directors in October 2003. From 2002 to present, Mr. von der Heydt has served as a president and founder of Inno-Ventures, LLC, a consulting firm dedicated to strategic planning and capital raising for life science start-ups. Prior to foundry of Inno-Ventures, LLC, Mr. von der Heydt held a number of senior executive positions with Ralston Purrance company including Executive Vice President, Global R & D and New Products (2001 – 2002), Executive Vice President, Business Development and Worldwide Innovation (1996 – 2001), and Executive Vice President, Pet Food Marketing and R & D (1994-1996). Mr. von der Heydt is Vice President, Humane Society of Missouri and is a member of the Board of Trustees of the St. Louis Zoo and the Center for Business Ethics at St. Louis University.

Dr. Marc Mallis, M.D.

Dr. Mallis joined the Board of Directors in August 2002. Dr. Mallis is a principal with Retina Vitreous Associates of Florida Agia, Mallis and Pautler P.A. Inc., from 1980 to the present, where he is engaged in the practice of medicine with a specialty in ophthalmology.

Dr. Mallis graduated from New York Medical College and attended the Ophthalmology Course of Stanford University School of Medicine. Dr. Mallis interned at Geisinger Medical Center, Department of Ophthalmology in Danville, Pennsylvania, performed his residency at New York Medical College, Department of Ophthalmology, Valhalla, New York, and received a Vitreo-Retinal fellowship at Ohio State University, Columbus, Ohio.

GENERAL

Section 2 of Article II of our By-Laws provides for our Board of Directors to fix from time to time by majority vote, the number of directors making up our Board of Directors, unless otherwise fixed by or pursuant to provisions of the Articles of Incorporation relating to the rights of the holders of preferred stock to elect additional directors. The members of the Board of Directors are each elected for a term ending at the next following annual meeting of stockholders and until their successors are elected and qualified. There are no family relationships between executive officers or directors of the Company.

Committees

Our Board of Directors has an Audit Committee. It does not have a compensation or nominating committee performing the functions typically performed by such committees.

Audit Committee

The company did not have an Audit Committee during the 2002 fiscal year. In October 2003 we formed an Audit Committee consisting of Messrs. DeGroote, Mallis and Kolous. Each of the members of the Audit Committee meets the independence and experience requirements of the applicable laws and regulations including the Sarbanes-Oxley Act. The Audit Committee’s functions are to review with management and our independent auditors, the scope of the annual audit and quarterly statements, significant financial reporting issues and judgments made in connection with the preparation of our financial statements; to review major changes to our auditing and accounting principles and practices suggested by the independent auditors; to monitor the independent auditor’s relationship with the Company; to advise and assist the Board of Directors in evaluating the independent auditor’s examination; to supervise our financial and accounting organization and financial reporting, and, to nominate, for approval of the Board of Directors, a firm of certified public accountants whose duty is to audit the financial records of the Company for the fiscal year for which we are appointed. In addition, the Audit Committee has the responsibility to review and consider fee arrangements with, and fees charged by, our independent auditors. Dr. DeGroote is a financial expert for the purposes of Audit Committee activities.

Back to Contents

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required to furnish the Company with copies of Section 16(a) forms they file. On April 30, 2002, Goldco Properties Limited Partnership, a holder of greater than 10% of the outstanding common shares of DDS Technologies USA, Inc., a Delaware corporation, which was our predecessor corporation and the entity owning our assets prior to our share exchange transaction with Fishtheworld, filed a Form 3 which was required to be filed by April 23, 1999.

Compensation Of Directors

The members of the Board of Directors are granted 50,000 options annually for each year of service, such options providing for a one year vesting.

Employment Contracts

We recently entered into an employment agreement with Spencer Sterling as President and Chief Executive Officer. For his services, Mr. Sterling will be compensated with an initial annual base salary of $150,000. Mr. Sterling’s salary will be increased $25,000 per year for every increase in our revenue of $50,000,000 per year, up to a maximum of $300,000 per year. Additionally, Sterling is eligible to receive an annual bonus at the discretion of the Board of Directors.

Mr. Sterling will be permitted to participate in pension, profit sharing, bonus, life insurance, medical and other employee benefit programs offered by us. He is additionally granted the option to purchase up to 400,000 shares of our Common Stock at an exercise price of $7.00 per share. Options accepted shall not be one hundred percent vested until three years from the date of grant. As Mr. Sterling is relocating from South Africa to the United States, we have afforded Mr. Sterling a one time allowance of $25,000 to assist him in the move. Upon his termination for “Good Reason” or other than “For Cause” under the agreement, Mr. Sterling will be paid a one lump sum severance payment equal to his basic compensation, including his salary, bonuses and benefits, for the greater of 18 months or until October 2008.

Back to Contents

In May 2003, we entered into an employment agreement with Kerin Franklin as our Chief Operating Officer. For her services, Ms. Franklin will be compensated with an annual base salary of $84,000 and is eligible to receive an annual bonus at the discretion of the Board of Directors. Ms. Franklin is also entitled to a commission, payable quarterly, equal to 5% of the prior quarter’s net cash receipts attributable to business she secured.

Ms. Franklin will be permitted to participate in pension, profit sharing, bonus, life insurance, medical and other employee benefit programs offered by us. She is additionally granted the option to purchase up to 600,000 shares of our Common Stock at an exercise price of $5.00 per share. Franklin will also be offered an office allowance for expenses. Upon her termination for “Good Reason” or other than “For Cause” under the agreement, Ms. Franklin will be paid a one lump sum severance payment equal to her basic compensation, including her salary, bonuses and benefits, for the greater of 18 months or until May 15, 2008.

Certain Transactions With Management And Others

Except as set forth hereafter, there have been no material transactions, series of similar transactions or currently proposed transactions during 2002, or subsequent thereto to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

As described under “Business of the Company,” we have a license agreement with HSF, of which Mr. Manola, one of our directors is a principal stockholder. Dr. Mallis has participated in a number of our private placement transactions. Lee Rosen, a founder of the Company, provides consulting services to the Company pursuant to a consulting agreement with the Company, dated October 1, 2002, providing for a five year term and compensation of $30,000 per month.

Indebtedness Of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons is indebted to the Company. However, in conjunction with the license agreement with DDS Technologies LTD., we loaned DDS Technologies Ltd, $250,000 with no specific repayment terms, we expect this loan will be offset against payments owed by us to DDS Technologies, Ltd. or HSF.

DESCRIPTION OF CAPITAL STOCK

As of October 24, 2003, our authorized capital stock consisted of 25,000,000 shares of Common Stock, par value $0. 0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of that date, we had 19,538,303 shares of Common Stock outstanding and no shares of preferred stock outstanding. The following is a summary of the material terms of our capital stock. This summary does not purport to be complete or to contain all the information that may be important to you, and is qualified in our entirety by reference to our Articles of Incorporation, as amended, and Bylaws, as amended.

Back to Contents

Preferred Stock

Our Articles of Incorporation authorize us to issue preferred stock in one or more series having designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our Board of Directors is empowered, without the approval of the holders of Common Stock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. Currently, we have not issued any preferred stock. In some cases, the issuance of preferred stock could delay a change of control of us or make it harder to remove incumbent management. In addition, the voting and conversion rights of a series of preferred stock could adversely affect the voting power of our common stockholders. Preferred stock could also restrict dividend payments to holders of our Common Stock. Although we have no present intention to issue any shares of preferred stock, we could do so at any time in the future.

Common Stock

Voting Rights

Each share of our Common Stock is entitled to one vote in the election of directors and other matters. A majority of shares of our voting stock constitute a quorum at any meeting of stockholders. Common stockholders are not entitled to cumulative voting rights.

Dividends

Dividends may be paid to holders of Common Stock as may be declared by our Board of Directors out of funds legally available for that purpose. We do not intend to pay dividends at the present time or in the near future.

Liquidation

If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, common stockholders will receive pro rata all assets remaining after we pay our creditors.

NEVADA ANTI-TAKEOVER LAW

Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 stockholders which have not opted-out of the statute, prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested stockholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested stockholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested stockholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all stockholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested stockholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested stockholder,” or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an “interested stockholder”.

Back to Contents

An interested stockholder’ is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested stockholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested stockholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested stockholder” at a meeting called no earlier than three years after the date the “interested stockholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested stockholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Back to Contents

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 stockholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 stockholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the “Business Combination” statute and/or the “Control Share Acquisition” statute become applicable to the Company in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

Miscellaneous.

Holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

The transfer agent and registrar for the Common Stock is Corporate Stock Transfer.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the shares of Common Stock offered by this prospectus will be passed upon for us by Hodgson Russ LLP, Buffalo, New York, and by Woodburn & Wedge of Reno, Nevada.

Back to Contents

EXPERTS

The consolidated financial statements of DDS Holdings, Inc. (formerly Black Diamond Industries, Inc.) as of November 14, 2002 and for the year ended October 31, 2002 and the period ended November 14, 2002, included in this prospectus and the registration statement on Form S-1, have been included in reliance on the report of Robert Jarkow, CPA, independent certified public accountant, given on the authority of said person as an expert in accounting and auditing. The consolidated financial statements of Fishtheworld Holdings, Inc and Subsidiary as of December 31, 2002 and 2001 and for the years then ended and the consolidated financial statements of DDS Technologies USA, Inc. (formerly Fishtheworld Holdings, Inc.) and Subsidiary as of June 30, 2003 and for the periods from July 17, 2002 (inception) through October 31, 2002, the two months ended December 31, 2002, the six months ended June 30, 2003 and for the period from July 17, 2002 (inception) through June 30, 2003, have been included in this prospectus and the registration statement on Form S-1, have been included in reliance on the report of Weinberg & Company, P.A., independent certified public accountants, given us the authority of said firm experts in accounting and auditing.

Back to Contents

INDEX TO FINANCIAL STATEMENTS

PAGE	F-1	CONSOLIDATED FINANCIAL STATEMENTS OF DDS TECHNOLOGIES USA, INC. (FORMERLY FISHTHEWORLD HOLDINGS, INC.) AND SUBSIDIARY, AS OF JUNE 30, 2003

PAGE	F-18	CONSOLIDATED FINANCIAL STATEMENTS OF FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY AS OF DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

PAGES	F-28	CONSOLIDATED FINANCIAL STATEMENT OF DDS HOLDINGS, INC. AND SUBSIDIARY AS OF NOVEMBER 14, 2002 (AUDITED)

Back to Contents

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and shareholders of:
    DDS Technologies U.S.A., Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of DDS Technologies U.S.A., Inc. (formerly Fishtheworld Holdings, Inc.) and Subsidiary as of June 30, 2003, and the related statements of operations, stockholders’ equity and cash flows for the periods from July 17, 2002 (inception) through October 31, 2002, the two months ended December 31, 2002, the six months ended June 30, 2003 and for the period from July 17, 2002 (inception) through June 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DDS Technologies U.S.A., Inc. (formerly Fishtheworld Holdings, Inc.) and Subsidiary as of June 30, 2003, and the consolidated results of their operations, and their cash flows for the periods from July 17, 2002 (inception) through October 31, 2002, the two months ended December 31, 2002, the six months ended June 30, 2003 and for the period from July 17, 2002 (inception) through June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
August 22, 2003, except for Note 12, which is as of October 10, 2003

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2003

ASSETS

CURRENT ASSETS
Cash	$16,241

Total Current Assets	16,241

FIXED ASSETS, NET	15,130
LICENSE	4,700,000
SECURITY DEPOSIT AND OTHER	6,824

TOTAL ASSETS	$4,738,195

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued payroll taxes	$6,900
Accrued professional fees	660,286
Accrued travel expenses	9,976

Total Current Liabilities	677,162

STOCKHOLDERS’ EQUITY
Preferred stock, $.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $.0001 par value, 25,000,000 shares authorized, 17,896,255 issued and outstanding	1,790
Additional paid-in capital	8,931,463
Subscriptions receivable	(1,500,000)
Deferred consulting expense	(1,062,373)
Note receivable – related party	(235,000)
Interest receivable – related party	(1,230)
Deficit accumulated during development stage	(2,073,617)

Total Stockholders' Equity	4,061,033

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,738,195

See accompanying notes to the consolidated financial statements.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30, 2003	For the Two Months Ended December 31, 2002	For the Period From July 17, 2002 (Inception) Through October 31, 2002	For the Period From July 17, 2002 (Inception) Through June 30, 2003

REVENUES	$—	$—	$—	$—

EXPENSES
Professional fees	1,241,534	167,983	157,235	1,566,752
Merger costs	200,000	—	—	200,000
Salaries and related taxes	70,432	—	—	70,432
General and administrative	155,077	42,241	40,345	237,663

Total Expenses	1,667,043	210,224	197,580	2,074,847

INTEREST INCOME	1,230	—	—	1,230

NET LOSS	$(1,665,813)	$(210,224)	$(197,580)	$(2,073,617)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.10)	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	15,981,526	14,277,091	10,799,965

See accompanying notes to the consolidated financial statements.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH JUNE 30, 2003

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total

	Shares	Amount

Common stock issued for cash at inception	10,767,255	$1,077	$957,328	$—	$—	—	—	—	$958,405

Common stock issued for license valued at $1.00 per share	3,500,000	350	3,499,650	—	—	—	—	—	3,500,000

Common stock issued for cash in December 2002 at $1.00 per share	100,000	10	990	—	—	—	—	—	100,000

Common stock issued for cash in January 2003 at $1.00 per share	200,000	20	199,980	—	—	—	—	—	200,000

Common stock issued for license in January 2003 at $1.00 per share	500,000	50	499,950	—	—	—	—	—	500,000

Note receivable – related party in February 2003	—	—	—	—	—	(235,000)	—	—	(235,000)

Interest receivable – related party	—	—	—	—	—	(1,230)	—	—	(1,230)

Common stock issued for cash in February, March and April 2003 at $1.00 per share	800,000	80	799,920	—	—	—	—	—	800,000

Recapitalization for merger in April 2003	429,000	43	(43)	—	—	—	—	—	—

See accompanying notes to the consolidated financial statements.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH JUNE 30, 2003

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total

	Shares	Amount

Common stock issued for cash in May 2003 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000

Common stock subscribed at $1.00 per share	1,500,000	150	1,499,850	(1,500,000)	—	—	—	—	—

Warrants issued for consulting expense	—	—	1,274,848	—	(1,274,848)	—	—	—	—

Amortization of deferred consulting expense	—	—	—	—	212,475	—	—	—	212,475

Net loss:
July 17, 2002 (inception) through October 31, 2002	—	—	—	—	—	—	—	(197,580)	(197,580)
Two months ended December 31, 2002	—	—	—	—	—	—	—	(210,224)	(210,224)
Six months ended June 30, 2003	—	—	—	—	—	—	—	(1,665,813)	(1,665,813)

BALANCE, JUNE 30, 2003	17,896,255	$1,790	$8,931,463	$(1,500,000)	$(1,062,373)	$(235,000)	$(1,230)	$(2,073,617)	$4,061,033

See accompanying notes to the consolidated financial statements.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2003	For the Two Months Ended December 31, 2002	For the Period From July 17, 2002 (Inception) Through October 31, 2002	For the Period From July 17, 2002 (Inception) Through June 30, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,665,813)	$(210,224)	$(197,580)	$(2,073,617)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,427	569	—	1,996
Amortization of deferred consulting expense	212,475	—	—	212,475
Other non-cash expense	4,112	(4,112)	—	—
Changes in operating assets and liabilities:
Due from related party	—	6,000	(6,000)	—
Non-trade receivable	—	10,000	(10,000)	—
Security deposit and other	(1,847)	(4,977)	—	(6,824)
Accrued expenses	675,932	(35,939)	35,939	675,932

Net Cash Used In Operating Activities	(773,714)	(238,683)	(177,641)	(1,190,038)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(150)	(16,976)	—	(17,126)
Acquisition of license	(200,000)	—	(500,000)	(700,000)
Note receivable – related party	(235,000)	—	—	(235,000)

Net Cash Used In Investing Activities	(435,150)	(16,976)	(500,000)	(952,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sales of common stock	1,100,000	281,693	776,712	2,158,405

Net Cash Provided By Financing Activities	1,100,000	281,693	776,712	2,158,405

NET INCREASE (DECREASE) IN CASH	(108,864)	26,034	99,071	16,241

CASH – BEGINNING OF PERIOD	125,105	99,071	—	—

CASH – END OF PERIOD	$16,241	$125,105	$99,071	$16,241

Common stock issued for license valued at $1.00 per share	$500,000	$—	$3,500,000	$4,000,000

See accompanying notes to the consolidated financial statements.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

NOTE 1	BACKGROUND AND BASIS OF PRESENTATION

DDS Technologies USA, Inc. (formerly Fishtheworld Holdings, Inc.) and subsidiary (the “Company”) is a development stage company with no revenues since its inception on July 17, 2002. The Company has been engaged in the process of obtaining the license rights and exclusive marketing rights for a dry disaggregation system for North America, Central America, the Caribbean (excluding Cuba), South America and Africa.

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's product development will be successfully completed or that it will be a commercial success. The Company's ability to execute its business plan will depend on its ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Nor can the Company give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable.

On November 14, 2002, Black Diamond Industries, Inc., (“Black Diamond”) a public Florida corporation, conducting no business other than to seek a suitable acquisition partner, acquired all of the outstanding shares of common stock of DDS Holdings, Inc., a Nevada company pursuant to a securities exchange agreement dated October 27, 2002. Under the terms of the securities exchange agreement, the stockholders of DDS Holdings, Inc. agreed to transfer all of the issued and outstanding shares of common stock in exchange for an aggregate of 12,915,525 shares of common stock, or approximately 93% of Black Diamond. Immediately prior to, and in conjunction with the transaction, the sole director and officer and majority shareholder of Black Diamond returned 13,564,350 shares of common stock to treasury.

In December 2002, the Company changed its name to DDS Technologies USA, Inc. and reincorporated in the state of Delaware.

Under a share exchange agreement entered into on April 4, 2003, Fishtheworld Holdings, Inc. (“Fishtheworld”) a public Florida corporation conducting no business other than to seek a suitable acquisition partner, acquired 88.5% of DDS Technologies USA, Inc. in exchange for 15,367,255 shares of common stock or approximately 97% of the then issued and outstanding shares of Fishtheworld. DDS Technologies USA, Inc. also paid a cash consideration of $200,000 to the shareholders of Fishtheworld, which has been accounted for as merger costs in the June 30, 2003 statement of operations. Immediately prior to the share exchange, the majority shareholder of Fishtheworld returned 8,571,000 shares to treasury and resigned as the sole director and officer of the company. The members of the Board of Directors of the Company became members of the Board of Directors of Fishtheworld. DDS Technologies USA, Inc. adopted the December 31st year-end of Fishtheworld.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

In May 2003, Fishtheworld changed its name to DDS Technologies, USA, Inc. and reincorporated in the state of Nevada. As a result of the reincorporation, the Company’s par value for its preferred and common stock changed to $.0001 per share.

Generally accepted accounting principles in the United States of America require that a company whose stockholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. Since Black Diamond and Fishtheworld were public shells and DDS Holdings, Inc. is a development stage company with no revenues, the transactions were treated as recapitalizations of the Company.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of DDS Technologies USA, Inc. and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated.

(B) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash, note receivable and accrued liabilities approximate fair value because of their short maturities.

(C) Property and Equipment

Office and computer equipment are recorded at cost and are depreciated using the straight-line method over their estimated life of five years. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the gain or loss is recognized.

(D) License

The license is recorded at its acquisition cost as described in Note 5. Under the terms of the agreement, the license has a 20-year life, which expires in May 2022, and will be amortized over the expiration term when the Company commences operations which generate revenues.

(E) Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

(F) Impairment of Long-Lived Assets

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement No. 144”). This pronouncement superceded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of (“Statement No. 121”) and was required to be adopted on January 1, 2002. Statement No. 144 retained the fundamental provisions of Statement No. 121 as it related to assets to be held and used and assets to be sold. Statement No. 144 requires impairment losses to be recorded on assets to be held and used by the Company when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. When an impairment loss is required for assets to be held and used by the Company, the related assets are adjusted to their estimated fair value. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale.

The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as availability of suitable financing to fund acquisition and development activities. The realization of the Company's revenue producing assets is dependent upon future uncertain events and conditions, and accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated value.

The Company's management believes there is no impairment of its long-lived assets as the estimate of future undiscounted cash flows exceeds the carrying amount of the assets.

(G) Loss Per Common Share

Net loss per common share (basic and diluted) is based on the net loss divided by the weighted average number of common shares outstanding during each period. Common stock equivalents were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

(H) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(I) Stock-Based Compensation

The Company accounts for its stock-based employee compensation plans using the intrinsic value based method, under which compensation cost is measured as the excess of the stock's market price at the grant date over the amount an employee must pay to acquire the stock. Stock options and warrants issued to non-employees are accounted for using the fair value based method, under which the expense is measured as the fair value of the security at the date of grant based on the Black-Scholes pricing model.

(J) Recent Accounting Pronouncements

In January 2003, The FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements”. Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46 also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary. Interpretation No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

In June 2003, the FASB issued an Exposure Draft for a proposed SFAS entitled “Qualifying Special Purpose Entities (“QSPE”) and Isolation of Transferred Assets”, an amendment of SFAS No. 140 (“The Exposure Draft”). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS 140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obligated a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the FASB issued SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer’s accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”. The remaining provisions of this Statement are consistent with the FASB’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2003.

Management does not expect the implementation of these recent pronouncements to have a material effect on the Company's consolidated financial position or results of operations.

NOTE 3	NOTE RECEIVABLE – RELATED PARTY

In February 2003 the Company entered into a $235,000 short-term loan agreement with DDS Technologies LTD, a British corporation. DDS Technologies LTD is a stockholder of the Company. The loan was for a maximum period of ninety days to be repaid with interest at a rate of 1.57% per annum. In the event that DDS Technologies LTD failed to repay the full amount due within 120 days, the Company had the right to demand issuance of shares of DDS Technologies LTD amounting to ten percent of their issued and outstanding shares. The Company has not demanded payment on the note nor have they demanded the issuance of shares of common stock of DDS Technologies LTD. Both parties have agreed to apply the amount due on the note to future purchases of equipment from DDS Technologies LTD. As DDS Technologies LTD is a significant stockholder of the Company, the note and interest receivable have been presented as a component of stockholders' equity in the accompanying consolidated balance sheet at June 30, 2003.

NOTE 4	FIXED ASSETS

As of June 30, 2003, fixed assets consist of:

Computer equipment	$12,144
Office equipment	4,982

17,126
Less accumulated depreciation	(1,996)

$15,130

Depreciation expense for the period from July 17, 2002 (inception) through October 31, 2002, the two months ended December 31, 2002 and the six months ended June 30, 2003, amounted to $0, $569 and $1,427, respectively.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

NOTE 5	LICENSE

On August 29, 2002, the Company (the licensee) entered into an exclusive license agreement with DDS Technologies LTD. (the licensor, a United Kingdom company). The initial license agreement, which expires on May 28, 2022, provides for the exclusive North, South, Central American and Caribbean (excluding Cuba) rights to the pending patent, #02425336.1, which was filed with the European patent office on May 28, 2002. The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The terms of the agreement required the Company to pay at the time of signing $500,000 and 3,500,000 shares of the common stock of the Company, which were paid during 2002.

For the six months ended June 30, 2003, the Company paid an additional $200,000 and issued an additional 500,000 shares of common stock valued at $1.00 per share to DDS Technologies LTD. for an extension of the license to include Africa, subject to certain exceptions.

In accordance with the agreement, the Company is required to pay the licensor: (1) 49% of the net profits derived from the sale of products embodying the technology, (2) 24% of the net profits derived from the licensing and rental of products embodying the technology, and (3) 49% of the net profits derived from the sale of materials that are produced by machines embodying the technology and subsequently sold for use in producing pharmaceuticals, additives, cosmetics or other products. Additionally, the Company is required to pay 2% of the net profits derived in (1) through (3) above to a charity designated by the licensor.

NOTE 6	SUBSCRIPTION RECEIVABLE

In April and June 2003, the Company signed various subscription agreements for the sale of 1,500,000 shares of common stock at $1.00 per share aggregating $1,500,000 (See Note 12).

NOTE 7	RELATED PARTY TRANSACTIONS

For the six months ended June 30, 2003 and for the period from July 17, 2002 (inception) through June 30, 2003 the Company incurred consulting expenses of $246,000 and $313,000, respectively from stockholders of the Company. Also see Notes 3 and 5 for additional related party transactions.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

NOTE 8	INCOME TAXES

No provision for Federal and state income taxes has been recorded as the Company has start up costs and net operating loss carryforwards of approximately $2,074,000 to offset any future taxable income. Such carryforwards begin to expire in 2022. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses and capital losses carried forward may be impaired or limited in certain circumstances. Events, which may cause limitations in the amount of net operating losses that the Company may utilize in any one year, include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

The deferred tax asset as of June 30, 2003, consisting primarily of the tax effect of net operating loss carryforwards amounted to approximately $705,000. The Company has provided a full valuation allowance on the deferred tax asset as of June 30, 2003 to reduce such deferred tax assets to zero, as it is management's belief that realization of such amounts is not considered more likely than not.

NOTE 9	STOCK OPTIONS

The Company has established a Stock Option Plan (the “Plan”) to attract, retain and motivate key employees, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Options granted under the Plan may include non-qualified stock options as well as incentive stock option intended to qualify under Section 422A of the Internal Revenue Code. The aggregate number of shares that may be issued under the Plan or exercise of options must not exceed three million shares. Each stock option agreement specifies when all or any installment of the option becomes exercisable.

In May 2003, the Company granted stock options to an executive employee. The Company applies Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for option granted to employees. Under APB Opinion 25, if the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation cost is recognized. For the option granted in May 2003, the exercise price of each option equaled the market price of the Company's stock on the date of grant and an option expires in 10 years.

SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, requires the Company to provide pro forma information regarding net income and earnings per share for each period presented as if compensation cost for the Company's stock options had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants in May 2003; no dividend yield for all years; expected volatility of 74%; risk-free interest rate of 3%, and an expected life of 5 years.

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

Under the accounting provisions of SFAS No. 123, as amended by SFAS No. 148, the Company's net loss and net loss per common share would have been as follows:

		For the Six Months Ended June 30, 2003	For the Period From July 17, 2002 (Inception) Through June 30, 2003

Net loss	As Reported	$(1,665,813)	$(2,073,617)
	Pro Forma	$(2,151,656)	$(2,559,460)

Net loss per common	As Reported	$(.11)	$(.15)
share – basic and diluted	Pro Forma	$(.14)	$(.19)

A summary of the status of the Company’s option plans as of June 30, 2003 and the changes during the period ending on that date is presented below:

June 30, 2003	Shares	Weighted Average Exercise Price

Outstanding at inception	—	$—
Granted	600,000	$5.00
Forfeited	—	$—

Outstanding at June 30, 2003	600,000	$5.00

Options exercisable at June 30, 2003	150,000	5.00

Weighted average fair value of options granted to employees during the year	$2.46

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

The following table summarizes information about the stock options outstanding at June 30, 2003:

Options Outstanding				Options Exercisable

Exercise Price	Number Outstanding at June 30, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at June 30, 2003	Weighted Average Exercise Price

$5.00	600,000	9.83	$5.00	150,000	$5.00

NOTE 10	STOCK WARRANTS

On April 23, 2003, the Company entered into a one-year agreement with The Shemano Group, Inc. for investment banking and other related services. Pursuant to this agreement, the Company issued to the Shemano Group, Inc. a stock purchase warrant exercisable for a period of five years to acquire 500,000 shares of the Company's common stock at an exercise price of $6.50 per share. The warrant was valued using the Black-Scholes pricing model and resulted in a fair value of $1,274,848. The amount is being amortized over the life of the agreement resulting in consulting expense of $212,475 for the six months ended June 30, 2003. The remaining unamortized balance of $1,062,373 is presented in the accompanying condensed consolidated balance sheet as deferred consulting expense.

NOTE 11	COMMITMENT AND CONTINGENCIES

(A) Lease Commitment

The Company leases its office space under a non-cancelable operating lease agreement for a five-year term ending in December 2007. Minimum future lease payments for the next five years are as follows:

Years Ending June 30

2004	$53,388
2005	54,984
2006	56,598
2007	58,224
2008	29,520

$252,714

Back to Contents

DDS TECHNOLOGIES USA, INC.
(FORMERLY FISHTHEWORLD HOLDINGS, INC.)
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2003

Rent expense for the period from July 17, 2002 (inception) through October 31, 2002, the two months ended December 31, 2002 and the six months ended June 30, 2003, amounted to $0, $0 and $12,986, respectively.

(B) Contingencies

The Company granted registration rights to certain investors in the July 2, 2003 private placement of securities (See Note 12). Under those rights, if the Company does not file a registration statement within 45 days of closing, the Company owes the investors an aggregate of approximately $13,000 per month in penalties. The Company began incurring those penalties on August 16, 2003.

(C) Litigation

The Company is a defendant in a lawsuit whereby the plaintiff contends that it is entitled to a commission for allegedly procuring financing for a transaction. The Company filed a Motion to Dismiss the plaintiff's complaint, which has not yet been set for hearing. The plaintiff seeks damages totaling $175,584 plus interest from December 31, 2002. The Company believes the suit is without merit and is vigorously defending its position. In the opinion of management, this suit will not have a material effect on the Company's consolidated financial position or results of operations.

NOTE 12	SUBSEQUENT EVENTS

On July 23, 2003, the Company collected $500,000 in connection with the subscriptions receivable at June 30, 2003 (See Note 6).

On July 2, 2003, the Company entered into stock purchase agreements with several accredited investors for additional equity capital. The Company raised a total of $1,372,000 during the initial phase. The agreement provides for the purchase of the Company's common stock at $3.50 per share plus warrants equal to one-half of the number of shares purchased. The warrants are exercisable at any time for a period of 3 years at an exercise price of $7.00 per share. The total shares issued were 392,000 and warrants for another 196,000 shares. The Company raised another $387,500 in August from additional investors under the same terms. The Company granted registration rights to the investors and is currently incurring penalties (See Note 11(B)).

In October 2003, the Company settled a contract dispute with a consultant by issuing 60,000 shares of common stock. The settlement value was $465,000 and was determined based on the closing price of the Company's common stock on the settlement date. The amount is included in accrued professional fees in the accompanying consolidated balance sheet at June 30, 2003.

Back to Contents

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of:
Fishtheworld Holdings, Inc. and Subsidiary

We have audited the accompanying balance sheets of Fishtheworld Holdings, Inc. and Subsidiary as of December 31, 2002 (consolidated) and 2001 and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Fishtheworld Holdings, Inc. and subsidiary as of December 31, 2002 (consolidated) and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has a net loss of $45,710 and a negative cash flow from operating activities of $26,049 for the year ended December 31, 2002, and has a working capital deficiency of $17,906 and a stockholders’ deficiency of $24,986 at December 31, 2002. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.
Boca Raton, Florida
March 27, 2003

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

ASSETS
	2002	2001

CURRENT ASSETS
Cash	$422	$1,891
Accounts Receivable	88	—
Inventory	208	—

TOTAL ASSETS	$718	$1,891

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

CURRENT LIABILITIES
Accounts Payable And Accrued Expenses	$16,904	$—
Accrued interest payable	53	—
Due to related party	1,667	—

TOTAL CURRENT LIABILITIES	18,624	—

LONG-TERM LIABILITIES
Note Payable Stockholder	7,080	—

TOTAL LIABILITIES	25,704	—

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Common Stock, $.001 par value, 100,000,000 shares authorized, 10,000,000 and 9,000,000 issued and outstanding, respectively	10,000	9,000
Additional paid-in capital	18,033	200
Deficit	(53,019)	(7,309)

Total Stockholders’ Equity (Deficiency)	(24,986)	1,891

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$718	$1,891

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

	2002	2001

REVENUES – NET	$18	$4,517

OPERATING EXPENSES
Professional fees	33,016	—
General and administrative	9,660	2,877
Executive compensation	3,000	3,000

Total Operating Expenses	45,676	5,877

LOSS FROM OPERATIONS	$(45,658)	$(1,360)

OTHER INCOME (EXPENSE)
Interest income	1	—
Interest expense	(53)	—

Total Other Expenses	(52)	—

NET LOSS	$(45,710)	$(1,360)

NET LOSS PER SHARE – BASIC AND DILUTED	$—	$—

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	9,392,679	9,000,000

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
FOR THE YEARS ENDED DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

	Common Stock		Additional Paid-In Capital

	Shares	Amount		Deficit	Total

Balance, December 31, 2000	9,000,000	$9,000	$(2,800)	$(5,349)	$851

Contributed services – compensation	—	—	3,000	—	3,000

Net loss	—	—	—	(1,360)	(1,360)

Distributions to stockholder	—	—	—	(600)	(600)

Balance, December 31, 2001	9,000,000	9,000	200	(7,309)	1,891

Recapitalization of the Company	1,000,000	1,000	(2,517)	—	(1,517)

Contributed capital	—	—	17,350	—	17,350

Contributed services – compensation	—	—	3,000	—	3,000

Net loss	—	—	—	(45,710)	(45,710)

BALANCE, DECEMBER 31, 2002	10,000,000	$10,000	$18,033	$(53,019)	$(24,986)

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(45,710)	$(1,360)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Contributed services – compensation	3,000	3,000
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(88)	—
Inventory	(208)	—
Increase (decrease) in:
Accounts payable and accrued expenses	16,904	—
Accrued interest payable	53	—

Net Cash (Used In) Provided By Operating Activities	(26,049)	1,640

CASH FLOWS FROM INVESTING ACTIVITIES
Cash received in acquisition of subsidiary	150	—
Proceeds from additional capital contributed	17,350	—

Net Cash Provided By Investing Activities	17,500	—

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to stockholder	—	(600)
Proceeds from note payable stockholder	7,080	—

Net Cash Provided By (Used In) Financing Activities	7,080	(600)

NET (DECREASE) INCREASE IN CASH	(1,469)	1,040

CASH – BEGINNING OF YEAR	1,891	851

CASH – END OF YEAR	$422	$1,891

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Organization and Business Operations

Fishtheworld Holdings, Inc. and Subsidiary (the “Company”), formerly known as Fishtheworld.com, Inc., was incorporated in the State of Florida on July 13, 1998 for the purpose of providing fishing report services from around the world through the Company’s website. The fishing guide locator allows users the ability to search for a fishing guide based on area, type of fish, fresh or salt water, lake, river, bay or ocean, spin or fly fishing, length or type of boat, number of people, and the cost structures associated with the trip. The Company contracts with local and regional independent service representatives and sales agents to locate and sell the guide listings and local advertising on its website.

Under a share exchange agreement (the “Agreement”) entered into on May 8, 2002, Asturias Industries, Inc., (“AI”), a reporting public company with no operations at that time, acquired 100% of the issued and outstanding Common Stock of the Company in exchange for 9,000,000 shares of Common Stock of AI. Immediately after the acquisition, there were 10,000,000 shares of AI outstanding. As a result of the exchange, the Company became a wholly owned subsidiary of AI and the shareholders of the Company became shareholders of 90% of AI. Generally accepted accounting principles in the United States of America require that the Company whose shareholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. As a result, the exchange was treated as a recapitalization of the Company and the financial statements include the balance sheet of the accounting acquirer and the acquiree at historical cost as of December 31, 2002 and the statements of operations include the results of operations of the accounting acquirer for all periods presented and the results of operations of the acquiree from the date of merger and recapitalization.

(B) Principles of Consolidation

The accompanying consolidated financial statements for 2002 include the accounts of Fishtheworld Holdings, Inc. and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

(D) Inventory

Inventory consists of deep drop fishing lights held for sale. Inventory is stated at the lower of cost or market value, as determined using the first in, first out method.

At December 31, inventory consisted of the following:

	2002	2001

Finished goods	$208	$—

(E) Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation. The carrying amounts of the Company’s trade and other receivables, accounts payable and accrued liabilities and due to related party approximates their fair value due to the short-term nature of these instruments.

(F) Income Taxes

Prior to the recapitalization of the Company on May 8, 2002 (See Note 1(A)), the Company, with the consent of its stockholder, had elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholder of an S Corporation is taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes had been included in the financial statements for the year ended December 31, 2001 and for the period from January 1, 2002 through May 8, 2002.

For the period subsequent to the recapitalization, May 9, 2002 to December 31, 2002, the Company accounts for income taxes under Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes”. Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The deferred tax asset arising from the Company’s net operating loss of approximately $40,000 has been fully offset by a valuation allowance.

(G) Revenue Recognition

The Company recognizes advertising revenues at the time the ad is placed on the Company’s website.

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

(H) Loss Per Share

Basic and diluted loss per common share for the years ended December 31, 2002 and 2001 are computed based upon the weighted average common shares outstanding. Diluted earnings per common share is computed based on the weighted average common shares and Common Stock equivalents outstanding. For 2002 and 2001, there were no Common Stock equivalents.

(I) Website Development Expenses

The Company follows the Emerging Issues Task Force Issue 00-2 “Accounting for Web Site Development Costs” in accounting for its website development expenses. Accordingly, costs that involve design of the web page and do not change the content are capitalized and amortized over their estimated useful life. Costs incurred in operating a website that have no future benefits are expenses in the current period. Costs incurred in operating the website which have a future benefit are capitalized in accordance with the AICPA’s Statement of Position 98-1 and amortized over the respective future periods which are expected to benefit from the changes. As of December 31, 2002 and 2001, no website costs or expenses have been capitalized.

(J) Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has recently issued several new Statements of Financial Accounting Standards.

SFAS No. 143 “Accounting for Asset Retirement Obligations” establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2001, with earlier application encouraged.

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 replaces SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, as SFAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, “Reporting The Results of Operations – Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions.” SFAS144 also resolves significant implementation issues related to SFAS 121. Companies are required to adopt SFAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. We will adopt SFAS 144 as of the beginning of fiscal 2003.

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statement Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections”. This statement rescinds SFAS 4, “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that statement, SFAS 64, “Extinguishments of Debt Made to Satisfy Sinking Fund Requirements”. The statements also rescinds SFAS 44, “Accounting for Intangible Assets of Motor Carriers” and amends SFAS 13-“Accounting for Leases” to eliminate an inconsistency between the required accounting for sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after May 15, 2002 and to certain transactions occurring after that date.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring)”. SFAS 146 requires that a liability for a cost associated with exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of the entity’s commitment to the exit plan. SFAS 146 is effective for fiscal years beginning after December 31, 2002, with early application encouraged.

In December 2002, the Financial Accounting Standards Board issued Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure – an amendment of FASB Statement No. 123,” (“SFAS 148”). SFAS 148 amends FASB Statement No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”) and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

The adoption of these pronouncements is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

NOTE 2	DUE TO RELATED PARTY

The amount due to related party represents advances made to the Company by an entity controlled by a stockholder of the Company. The amount is non-interest bearing, unsecured and due on demand.

NOTE 3	NOTE PAYABLE – STOCKHOLDER

The Company has a note payable to a stockholder in the amount of $7,080 as of December 31, 2002. The stockholder consented to defer repayment on the outstanding balance until January 31, 2004. The note accrues interest at 6% per annum from November 11, 2000. As of December 31, 2002, $53 has been recorded as an expense and is included in accrued interest payable.

Back to Contents

FISHTHEWORLD HOLDINGS, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2002 (CONSOLIDATED) AND 2001

NOTE 4	COMMON STOCK

The Company was originally authorized to issue 10,000,000 shares of Common Stock having a par value of $0.001. In May 2002, an amended Articles of Incorporation was filed with the State of Florida to increase its authorized shares of Common Stock to 100,000,000 shares. As of December 31, 2002, after the recapitalization discussed in Note 1(A), there are 10,000,000 shares issued and outstanding.

NOTE 5	CONTRIBUTED SERVICES

During the years ended December 31, 2002 and 2001, the stockholder/officer of the Company contributed his services to the business which had a fair value of $3,000 and $3,000, respectively. Such contributed services have been reflected as additional paid-in capital in the statement of changes in stockholders’ equity.

NOTE 6	GOING CONCERN

The Company’s financial statements as of and for the years ended December 31, 2002 and 2001 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $45,710 and a negative cash flow from operating activities of $26,049, and has a working capital deficiency of $17,906 and a stockholders’ deficiency of $24,986 as of December 31, 2002. The Company’s working capital deficiency as of December 31, 2002 may not enable it to meet such objectives as presently structured. The financial statements do not include any adjustments that might result form the outcome of this uncertainty.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital, commence profitable operations and implement its business plan. Management believes the Company will become profitable with the commencement of additional revenue producing operations during 2003.

Back to Contents

ROBERT JARKOW
CERTIFIED PUBLIC ACCOUNTANT

3111 North Andrews Avenue
Fort Lauderdale, Florida 33309

(954) 630-9070

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
DDS Holdings, Inc.

I have audited the accompanying balance sheet of DDS Holdings, Inc. and Subsidiary (a development stage company) as of November 14, 2002 and the related statements of operations, shareholders’ equity, and cash flows for the year ended October 31, 2002, and the period ending November 14, 2002. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DDS Holdings, Inc. and Subsidiary (a development stage company) as of November 14, 2002, and the results of its operations and cash flows for year ended October 31, 2002, and the period ending November 14, 2002, in conformity with accounting principles generally accepted in the United States of America.

November 10, 2002

Back to Contents

DDS HOLDINGS, INC. and SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

November 14, 2002

ASSETS

Current Asset
Cash	$256,564

Total current asset	$256,564

License	4,000,000

$4,256,564

SHAREHOLDERS’ EQUITY

Preferred stock-$.0001 par value; 10,000,000 Shares Authorized; no shares issued and outstanding	$-0-
Common Stock-$.001 par value; 25,000,000 Shares authorized; 13,911,525 shares issued and outstanding	4,324,563
Deficit accumulated during the development stage	-67,999

Total shareholders’ equity	4,256,564

$4,256,564

The accompanying notes are an integral part of these financial statements.

Back to Contents

DDS HOLDINGS, INC. and SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

Year Ended October 31, 2002
Period Ended November 14, 2002
Inception (June 11, 1998) to November 14, 2002

	November 14, 2002	October 31, 2002	(Deficit) accumulated during the development stage

Revenues	$-0-	$-0-	$-0-
General and administrative expenses	2,507	62,975	67,999

Net (loss)	$-2,507	$-62,975	$-67,999

Net (loss) per share-basic and diluted	$-0.0002	$-0.0189	$-0.0053

Weighted average number of shares outstanding during the period- diluted and undiluted	12,866,848	3,328,136	12,866,848

The accompanying notes are an integral part of these financial statements.

Back to Contents

DDS HOLDINGS, INC. and SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF SHAREHOLDERS’ EQUITY

Inception (June 11, 1998) to November 14, 2002

	Common Stock

	Shares	Amount	(Deficit) accumulated during the development stage

Balance October 31, 2002	9,445,629	$1,845	$-2,517
Stock sold for cash, net of costs	765,896	682,718
Stock issued for license	3,500,000	3,500,000
Net (loss) for the year ended October 31, 2002			-62,975

Balance October 31, 2002	13,711,525	4,184,563	-65,492
Stock sold for cash	200,000	200,000
Acquisition of public shell		-60,000
Net (loss) for period ended November 14, 2002			-2,507

Balance November 14,2002	13,911,525	$4,324,563	$-67,999

The accompanying notes are an integral part of these financial statements.

Back to Contents

DDS HOLDINGS, INC. and SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

Year Ended October 31, 2002
Period Ended November 14, 2002
Inception (June 11, 1998) to November 14, 2002

	November 14, 2002		October 31, 2002		Cash Flows during the development stage

Cash flows from operating activities
Net (loss)	-$	2,507	-$	62,975	-$	67,999

Net cash (used) by operating activities		-2,507		-62,975		-67,999
Cash flows from investing activities
Cash paid for license				-500,000		-500,000

Net cash (used) by investing activities				-500,000		-500,000
Cash flows from financing activities
Sale of common stock for cash		200,000		681,896		884,563
Acquisition of public shell		-40,000		-20,000		-60,000

Net cash provided by financing activities		160,000		661,896		824,563

Net increase in cash		157,493		98,921		256,564
Cash-beginning		99,071		150		-0-

Cash-ending		$256,564		$99,071		$256,564
Non-cash investing activities Common stock issued for license		—		$3,500,000		$3,500,000

Back to Contents

DDS HOLDINGS, INC. and SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
NOVEMBER 14, 2002

NOTE 1.   PUBLIC ENTITY

On November 14, 2002, an inactive public shell corporation, Black Diamond Industries, Inc. (formed June 11, 1998), with no assets or liabilities, was acquired by a privately held company (formed July 17, 2002) which had no revenue and is in the development stage.

The owners of the private company received 90% of the public entity in exchange for 100% of their stock in the private company and the privately owned company became a subsidiary of the public entity. The public company changed its name to DDS Holdings, Inc.

The transaction was accounted for as a reverse acquisition, which is a capital transaction and not a business combination. Accordingly, the recorded assets, liabilities, and operations of the private company were carried forward at historical amounts and the equity has been restated to give effect to the transaction from inception.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

On August 29, 2002, the Company acquired a license to market a technology know as “Longitudinal Micrometric Separator For Classifying Solid Particulate Materials”. See Note 3.

The license is for technology that has recently been developed. Management has not yet determined the useful life of the license.

Operations to date have consisted of acquisition of the license and the development of a marketing plan.

Use of Estimates

Use of estimates and assumptions by management is required in the preparation of financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

Cash Concentration

The Company maintains its cash in bank deposit accounts which may exceed the $100,000 federally insured limits.

Back to Contents

Loss Per Share

Loss per share is calculated by dividing net loss by the average number of shares outstanding during the period.

At November 14, 2002 there are no shares that would cause a dilution of loss per share.

NOTE 3.   LICENSE

On August 29, 2002, the Company (the licensee) entered into an agreement with DDS Technology, Ltd (the licensor, a United Kingdom company) which is the owner of a European patent application dated May 28, 2002. The agreement grants to the Company use of the technology in the geographic area of North, Central, and South America, (excluding Cuba) and the right of first refusal for other areas or should either entity decide to sell their company.

The technology is used to convert discarded waste materials and residuals of the production of pharmaceutical, cosmetic, and food production, using grain or other products, to produce a stabilizing effect on the product.

The agreement will expire on May 28, 2022. The Company paid $500,000 cash plus 3,500,000 shares of its common stock- valued at $1 per share- which was the fair market value of common stock sold under Regulation D of the Securities and Exchange Act (see Note 6.).

The agreement also allows the licensor to one member on the board of directors.

The Company will pay: (1) 24% of the net profits derived from the licensing and rental of the technology, or (2) 49% of the net profits derived from the sale of materials that are produced by machines utilizing the technology, and (3) 2% of the net profits of the technology to a charity designated by the licensor. Net profit is determined using generally accepted accounting principles of the United States of America.

This agreement can be terminated by either party upon the others default if not corrected within 60 days.

The laws of the United Kingdom will govern until the Company becomes publicly traded, after which the laws of the State of Florida will govern.

NOTE 4.   OPERATING FACILITIES

     On October 25, 2002, the Company entered into a five year lease for office space expiring on October 25, 2007 (with options expiring through 2013). Occupancy is anticipated be in January 2003. A security deposit of $5,000 due upon occupancy. Minimum lease commitments are as follows: 2003 is $32,060; 2004 is $33,031; 2005 is $34,003; 2006 is $34,974; 2007 is $35,946.

Back to Contents

NOTE 5.   INCOME TAX

At November 14, 2002, the Company had net operating loss carryforwards, of approximately $68,000, available to offset taxable income through 2017. The deferred tax benefit of the net operating loss carryforwards, of approximately $10,000, has been fully reserved for due to the uncertainty of its recognition.

At November 14, 2002, there are no items that give rise to deferred income taxes.

NOTE 6.   COMMON STOCK

In July 2002, the Company began a private placement offering of 2,500,000 shares of its common stock at $1 per share. As of November 14, 2002, 965,896 shares have been sold. The costs of the offering were offset to the amount of capital raised. The stock was sold pursuant to Rule 506 of Regulation D under the United States Securities Act of 1933.

NOTE 7.   PRIVATE COMPANY

At November 14, 2002, the private company’s financial highlights are as follows:

Cash	$256,564
License	4,000,000
Common Stock	4,381,896
Deficit	(65,332)

Back to Contents

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by us in connection with the issuance and distribution of the securities being offered. All items below are estimates other than the Securities and Exchange Commission registration fee. The Company will pay all of such expenses.

Securities and Exchange Commission registration fee	$	________

Printing and engraving expenses

Accounting fees and expenses		$5,000

Legal fees and expenses

Subscription Agent fees and expenses

Miscellaneous

Total	$	*

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION OF DIRECTOR’S LIABILITY AND INDEMNIFICATION

Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

(a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.747 of the Nevada Revised Statutes provides that no stockholder, director or officer of a corporation is individually liable for the corporation’s debts unless the stockholder, director or officer acted as the alter ego of the corporation.

Back to Contents

Section 78.7602 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law. Our Bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In February 2002, the Company completed sales of securities pursuant to Rule 506 under the Securities Act of 1933 sales, and in May 2002 issued in the aggregate of 9,000,000 shares of common stock in connection with a share exchange transaction with Fishtheworld.com, Inc. pursuant to Section 4(2) of the Securities Act of 1933, both as set forth in Item 26 of the Company’s Form SB-2 filed with the Commission on January 8, 2003, under file number 333-97773.

On April 4, 2003 the Company acquired 88.5% of DDS Delaware in exchange for 15,367,255 shares of common stock pursuant to Rule 506 of the Securities Act of 1933, as set forth in the Company’s Form 10-Q filed with the Commission on August 20, 2003.

On July 9 and August 12, 2003 the Company completed the first and second tranches of a private placement of 502,714 shares of Common Stock and warrants providing the right to holders to purchase up to an additional 251,357 shares of common stock at $7.00 per share, pursuant to Rule 506 under the Securities Act of 1933, as set forth in the Company’s Form 8-K/A filed with the Commission on August 12, 2003. We paid brokerage commissions to an NASD member firm in connection with this offering.

On October 22, 2003 the Company completed a private placement of 904,334 shares of Common Stock and warrants providing the right to holders to purchase up to an additional 452,167 shares of common stock at $8.00 per share, pursuant to Rule 506 under the Securities Act of 1933, as set forth in the Company’s Form 8-K/A filed with the Commission on October 24, 2006. We paid brokerage commissions to NASD member firms in connection with this offering.

ITEM 16. EXHIBITS

Exhibit	Description

3.1 *	Articles of Incorporation of DDS Technologies USA, Inc.
3.2 *	By-laws of DDS Technologies USA, Inc.
5.1 **	Opinion of Woodburn and Wedge.
10.1	Registration Rights Agreement by and among DDS Technologies USA, Inc. and certain shareholders (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed July 15, 2003).
10.2	Securities Exchange Agreement by and among Fishtheworld Holdings, Inc., a Florida corporation, and the shareholders of DDS Technologies USA, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.3 of the Company’s Schedule 13D filed April 14, 2003).
10.3	Agreement and Plan of Merger by and between Fishtheworld, Inc. and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Form 8-K filed on June 6, 2003).
10.4	Share Purchase Agreement by and among the Company and Worthington Growth L.P., CD Investment Partners Ltd., EDJ Limited, Porter Partners, L.P., Nob Hill Capital Partners L.P., Adams Select and Choice Investment Management, Omicron Master Trust dated June 30, 2003 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed July 15, 2003).
10.5	Registration Rights Agreement by and among the Company and Worthington Growth L.P., CD Investment Partners Ltd., EDJ Limited, Porter Partners, L.P., Nob Hill Capital Partners L.P., Adams Select and Choice Investment Management, Omicron Master Trust (incorporated by reference to Exhibit 10.2 tp the Company’s Form 8-K filed on July 15, 2003).

Back to Contents

Exhibit	Description

10.6	Securities Purchase Agreement by and among the Company and Platinum Partners Value Arbitrage Fund L.P., Dolphin Offshore Partners LP, Torrey Pines Master Fund, Crescent International Ltd., Castle Creek Technology Partners LLC, Choice Investment Management, Vertical Ventures Investment LLC, Otape Investments LLC, CD Capital, Paul J. Duggan, Storestreet LP, Greenwich Growth Fund Ltd., Omicron Master Fund, Micro Capital Fund Ltd., Micro Capital Fund LP, dated October 22, 2003 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed October 24, 2003).
10.7	Registration Rights Agreement by and among the Company and Platinum Partners Value Arbitrage Fund L.P., Dolphin Offshore Partners LP, Torrey Pines Master Fund, Crescent International Ltd., Castle Creek Technology Partners LLC, Choice Investment Management, Vertical Ventures Investment LLC, Otape Investments LLC, CD Capital, Paul J. Duggan, Storestreet LP, Greenwich Growth Fund Ltd., Omicron Master Fund, Micro Capital Fund Ltd., Micro Capital Fund LP (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on October 24, 2003).
10.8 *	Employment agreement by and between DDS Technologies USA, Inc. and Spencer Sterling dated October 31, 2003.
10.9 *	Employment agreement by and between DDS Technologies USA, Inc. and Kevin Franklin dated May 15, 2003.
21.1 *	Subsidiaries of Registrant.
23.1 *	Consent of Weinberg & Company, P.A.
23.2 *	Consent of Robert Jarkow, CPA.
23.4	Consent of Woodburn and Wedge (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page of registration statement).

* Filed herewith.
** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

(A)     Regulation S-K, Item 512 Undertakings

    (1)     The undersigned registrant hereby undertakes:

      (i)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (b)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

Back to Contents

       (c)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (ii)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (iii)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2)      The undersigned registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)       The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

    (4)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us are against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Back to Contents

SIGNATURES

Pursuant to the requires of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 12th day of November, 2003.

DDS TECHNOLOGIES USA, INC.

By: SPENCER L. STERLING
Spencer L. Sterling President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Spencer L. Sterling and Joseph Fasciglione, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ SPENCER L. STERLING	President, Chief Executive	November 12, 2003
Spencer L. Sterling	Officer, Director

/s/ JOSEPH FASCIGLIONE	Chief Financial Officer,	November 12, 2003
Joseph Fasciglione	Director

/s/ KERIN FRANKLIN	Chief Operating Officer,	November 12, 2003
Kerin Franklin	Director

/s/ BEN MARCOVITCH	Director	November 12, 2003
Ben Marcovitch

/s/ UMBERTO MANOLA	Director	November 12, 2003
Umberto Manola

/s/ LEO PAUL KOULOS	Director	November 12, 2003
Leo Paul Koulos

/s/ JAMES R. VON DER HEYDT	Director	November 12, 2003
James R. von der Heydt

/s/ DR. MARC MALLIS, M.D.	Director	November 12, 2003
Dr. Marc Mallis, M.D.

Back to Contents

Index Of Exhibits

Exhibit	Description

3.1 *	Articles of Incorporation of DDS Technologies USA, Inc.
3.2 *	By-laws of DDS Technologies USA, Inc.
5.1 **	Opinion of Woodburn and Wedge.
10.1	Registration Rights Agreement by and among DDS Technologies USA, Inc. and certain shareholders (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed July 15, 2003).
10.2	Securities Exchange Agreement by and among Fishtheworld Holdings, Inc., a Florida corporation, and the shareholders of DDS Technologies USA, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.3 of the Company’s Schedule 13D filed April 14, 2003).
10.3	Agreement and Plan of Merger by and between Fishtheworld, Inc. and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Form 8-K filed on June 6, 2003).
10.4	Share Purchase Agreement by and among the Company and Worthington Growth L.P., CD Investment Partners Ltd., EDJ Limited, Porter Partners, L.P., Nob Hill Capital Partners L.P., Adams Select and Choice Investment Management, Omicron Master Trust dated June 30, 2003 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed July 15, 2003).
10.5	Registration Rights Agreement by and among the Company and Worthington Growth L.P., CD Investment Partners Ltd., EDJ Limited, Porter Partners, L.P., Nob Hill Capital Partners L.P., Adams Select and Choice Investment Management, Omicron Master Trust (incorporated by reference to Exhibit 10.2 tp the Company’s Form 8-K filed on July 15, 2003).
10.6	Securities Purchase Agreement by and among the Company and Platinum Partners Value Arbitrage Fund L.P., Dolphin Offshore Partners LP, Torrey Pines Master Fund, Crescent International Ltd., Castle Creek Technology Partners LLC, Choice Investment Management, Vertical Ventures Investment LLC, Otape Investments LLC, CD Capital, Paul J. Duggan, Storestreet LP, Greenwich Growth Fund Ltd., Omicron Master Fund, Micro Capital Fund Ltd., Micro Capital Fund LP, dated October 22, 2003 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed October 24, 2003).
10.7	Registration Rights Agreement by and among the Company and Platinum Partners Value Arbitrage Fund L.P., Dolphin Offshore Partners LP, Torrey Pines Master Fund, Crescent International Ltd., Castle Creek Technology Partners LLC, Choice Investment Management, Vertical Ventures Investment LLC, Otape Investments LLC, CD Capital, Paul J. Duggan, Storestreet LP, Greenwich Growth Fund Ltd., Omicron Master Fund, Micro Capital Fund Ltd., Micro Capital Fund LP (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on October 24, 2003).
10.8 *	Employment agreement by and between DDS Technologies USA, Inc. and Spencer Sterling dated October 31, 2003.
10.9 *	Employment agreement by and between DDS Technologies USA, Inc. and Kevin Franklin dated May 15, 2003.

Back to Contents

Exhibit	Description

21.1 *	Subsidiaries of Registrant.
23.1 *	Consent of Independent Auditors.
23.2 *	Consent of Robert Jarkow, CPA.
23.4	Consent of Woodburn and Wedge (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page of registration statement).

*Filed herewith.
**To be filed by amendment.